Exhibit 2.2

Scheme Implementation Deed

IG Acquisition Corp.

Maple Grove Holdings PLC

PlayUp Limited

Dated 22 September 2022

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Contents

1	Defined terms and interpretation	2

2	Agreement to propose Scheme	19

3	Conditions precedent	19

4	Scheme and Scheme Consideration	28

5	Implementation of the Scheme	31

6	Board recommendation	38

7	Conduct of business	39

8	Representations and warranties	42

9	Exclusivity	55

10	Public Announcements	55

11	Termination	56

12	Releases	57

13	Confidentiality	59

14	Notices	59

15	General	60

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This deed is made on 22 September 2022

Parties

SPAC
Name	IG Acquisition Corp.
Incorp.	a Delaware corporation
Address	251 Park Avenue South, 8th Floor
Email	goode@ivorygaming.com
Attention	Christian Goode

Parent
Name	Maple Grove Holdings PLC
Company No.	725881
Address	1st Floor, The Liffey Trust Centre, 117-126 Sheriff Street Upper, Dublin 1, D01 YC43, Ireland
Email	michael.garrard@playup.com
Attention	Michael Garrard

PlayUp
Name	PlayUp Limited
ACN	612 529 307
Address	48 Epsom Road, Zetland NSW 2107 Australia
Email	daniel.simic@playup.com
Attention	Daniel Simic

Background

A	The parties have agreed to propose a transaction involving:

(i)	the SPAC merging with a wholly owned subsidiary of the Parent, with securityholders in the SPAC receiving securities in the Parent in exchange for their SPAC securities, pursuant to transactions the subject of the BCA;

(ii)	PlayUp proposing the Capital Reduction and Scheme, which if implemented will result in PlayUp becoming a wholly owned subsidiary of the Parent and PlayUp Shareholders receiving Parent Shares, in exchange for the cancellation of their PlayUp Shares; and

(iii)	Parent listing on the NASDAQ.

B	The parties have agreed to propose and, if approved, implement the Capital Reduction and Scheme on the terms and subject to the conditions of this deed.

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Agreed terms

1	Defined terms and interpretation

Definitions

1.1	In this deed the following definitions apply:

Adviser means any person who is engaged to provide professional advice of any type (including legal, accounting, consulting or financial advice) to, in the case of PlayUp, any member of the PlayUp Group or in the case of the Parent, any member of the Parent Group, in connection with the Transaction.

Anti-Corruption Laws means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), and (b) any other anti-bribery or anti-corruption Laws or Orders related to combatting bribery, corruption and money laundering.

Applicable Gaming Law means applicable Laws (including any requirement, standard, guidance, announcement or notice of any Gaming Regulatory Authority) or industry codes of practice or conduct which govern the gaming activities of the members of the PlayUp Group and which, in each case, have a binding legal effect.

ASIC means the Australian Securities and Investments Commission.

Associate has the meaning given in section 12(2) of the Corporations Act as if PlayUp was the ‘designated body’.

Authorised Person means, in respect of a person:

(a)	a director, officer, contractor, agent or employee of the person; and

(b)	an Adviser of the person.

BCA means the Business Combination Agreement, executed as of the date hereof, by and among the parties hereto and the other parties thereto.

Business Day has the meaning ascribed to such term in the BCA.

Business Data means all business information and data, including personal information (whether of employees, contractors, consultants, customers, consumers, or other person and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the PlayUp Group and which is material to the conduct of the business of the PlayUp Group immediately prior to the date of this deed.

Business Systems means all Software, firmware, middleware, equipment, workstations, routers, hubs, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service”, that are owned or used in the conduct of the business of any member of the PlayUp Group and which is material to the conduct of the business of the PlayUp Group immediately prior to the date of this deed.

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Capital Reduction means the equal reduction of capital under section 256B of the Corporations Act pursuant to which all PlayUp Shares are to be cancelled in accordance with the terms of the Capital Reduction Resolution.

Capital Reduction Resolution means the resolution of PlayUp Shareholders to approve the Capital Reduction in the form approved by SPAC in writing.

Change of Control Requirements has the meaning given to that term in clause 7.3.

Code means the Internal Revenue Code of 1986, as amended.

Competing Proposal means any proposal, offer, agreement, arrangement or transaction (or expression of interest therefor) with or by a third party (other than the SPAC or its Related Bodies Corporate or Associates) that, if entered into or completed substantially in accordance with its terms, would mean that the third party (alone or together with any Associate(s)) would:

(a)	directly or indirectly acquire all or a substantial or material part of the assets, business or undertakings of the PlayUp Group or otherwise acquire, become the holder of or have a right to acquire a legal, beneficial or economic interest in all or a substantial or material part of the assets, business or undertakings of the PlayUp Group;

(b)	acquire Control of PlayUp or any member of the PlayUp Group; or

(c)	otherwise directly or indirectly acquire, or merge with, PlayUp or any member of the PlayUp Group,

whether by way of takeover bid, scheme of arrangement, capital reduction, sale of assets, sale or purchase of securities or assets, strategic alliance, dual listed company structure (or other synthetic merger), joint venture or partnership, reverse takeover bid, shareholder approved acquisition or disposal, divestment, sell-down, capital raising, security buy-back or other transaction or arrangement.

Conditions means the conditions set out in clause 3.1 and Condition means any one of them.

Confidentiality Agreement means the confidentiality agreement between PlayUp and SPAC dated 3 May 2022.

Control has the meaning given under section 50AA of the Corporations Act, and Controlled has the equivalent meaning.

Corporations Act means the Corporations Act 2001 (Cth).

Corporations Regulations mean the Corporations Regulations 2001 (Cth).

Court means the Federal Court of Australia or any other court of competent jurisdiction under the Corporations Act as the parties may agree in writing.

Deed Poll means the deed poll to be executed and delivered by the Parent prior to the First Court Date, in the form set out in Schedule 3 or in such other form as is approved by PlayUp in writing.

Delaware General Corporation Law means the General Corporation Law of the State of Delaware.

Effective means, when used in relation to the Scheme, the coming into effect, under section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) of the Corporations Act in relation to that Scheme.

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Effective Date, with respect to the Scheme, means the date on which the Scheme becomes Effective.

Employee Share Option means an option over PlayUp Shares issued under PlayUp’s Employee Option Plan (as disclosed in the Data Room).

Encumbrance means a mortgage, charge, pledge, lien, encumbrance, security interest, title retention, preferential right, trust arrangement, contractual right of set-off or any other security agreement or arrangement in favour of any person, whether registered or unregistered, including any Security Interest.

End Date means 30 June 2023 or such other date agreed in writing by PlayUp and SPAC.

Exchange Act means the United States Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.

Exclusivity Period means the period commencing from and including the date on which ASIC registers the explanatory statement included in the Scheme Booklet in relation to the Scheme in accordance with section 412(6) of the Corporations Act and ending on the earliest of the:

(a)	End Date;

(b)	Effective Date; and

(c)	date this deed is terminated in accordance with its terms.

Fairly Disclosed means, in reference to a party, disclosed to that party or any of its, its Related Body Corporate, or any of their respective Authorised Persons in good faith and in sufficient detail so as to enable a reasonable and sophisticated buyer (or one of its Authorised Persons) experienced in transactions similar to the Transaction and experienced in a business similar to any business conducted by the PlayUp Group, to identify the nature and scope of the relevant matter, event or circumstance.

FATA means the Foreign Acquisitions and Takeovers Act 1975 (Cth).

FIRB means the Foreign Investment Review Board.

First Court Date means the date the Court first hears the application to order the convening of the Scheme Meeting under section 411(1) of the Corporations Act or, if the application is adjourned or subject to appeal for any reason, the day on which the adjourned or appeal application is heard.

General Meeting means the general meeting of PlayUp Shareholders to approve the Capital Reduction in accordance with section 256C(1) of the Corporations Act.

Gaming Licenses means all licenses, permissions, authorizations, permits and consents issued by any Gaming Regulatory Authority to any member of the PlayUp Group or any Authorised Persons (other than an Adviser) thereof which are necessary to operate the business of the PlayUp Group in accordance with the Applicable Gaming Law.

Gaming Regulatory Authority means the competent Government Agency in any jurisdiction regulating online or mobile gambling, casino gaming, horse racing, sports betting, betting and gaming activities (if any), including, for the avoidance of doubt, the Government Agencies issuing the Gaming Licenses, or similar Government Agencies having authority over the members of the PlayUp Group or their operations by virtue of Applicable Gaming Law.

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Government Agency means any (whether domestic or foreign):

(a)	supranational, national, federal, state, territory, county, municipal, local, or provincial government or any minister, person or entity exercising executive, legislative, judicial, arbitral, regulatory, taxing, or administrative functions of or pertaining to government;

(b)	public international governmental organisation;

(d)	agency, division, bureau, department, committee, or other political subdivision of any government, entity or organisation described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices); or

(e)	quasi-governmental, self-regulatory agency, commission or authority, including any national securities exchange or national quotation system,

and includes the Australian Competition and Consumer Commission, ASIC, Takeovers Panel, FIRB, Australian Taxation Office, Department of Justice, US Federal Trade Commission, NASDAQ and any state or territory revenue offices.

Headcount Test means the requirement under section 411(4)(a)(ii)(A) of the Corporations Act that the resolution to approve the Scheme at the Scheme Meeting is passed by a majority in number of PlayUp Shareholders present and voting, either in person or by proxy.

Implementation Date means, with respect to the Scheme, the fifth Business Day, or such other Business Day as the parties agree, after the Scheme Record Date.

Indebtedness of any person means, without duplication:

(a)	the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations or liabilities (including any prepayment premiums, penalties, make-whole payments, termination fees, reimbursement obligations, breakage costs and other fees and expenses that are payable upon repayment of such obligations) of such person arising under, consisting of, pursuant to, or in respect of:

(i)	indebtedness for borrowed money or indebtedness evidenced by notes, bonds, debentures or other debt securities;

(ii)	the deferred purchase price of property or services (including any earn out obligations whether or not contingent and regardless of when due) (but excluding trade payables, accrued expenses and current accounts, in each case, incurred and paid in the ordinary course of business);

(iii)	any letter of credit, bank guarantee, bankers’ acceptance or other similar instrument, in each case, to the extent drawn, issued for the account of such person;

(iv)	any hedging agreement, derivative instrument or similar arrangement, including any interest rate swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements (in each case valued at their termination value as of immediately prior to the date of determination);

(v)	any transaction related to the securitization of assets (including inventory or receivables) for financing purposes to any third party, including all factoring and inventory agreements and similar agreements executed for the purpose of obtaining financing;

(vi)	any obligations in respect of dividends declared but not paid; and

(vii)	any obligations in respect of a capital or finance lease (in which case only the capitalized portion thereof shall constitute Indebtedness); and

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(d)	any obligation of another person of the kind described in clause (a) for which such person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise or in respect of which such person has pledged any of its assets as collateral therefor.

Independent Expert means an expert, independent of the parties, engaged by PlayUp to prepare the Independent Expert’s Report.

Independent Expert’s Report means the report from the Independent Expert commissioned by PlayUp for inclusion in the Scheme Booklet, which includes a statement by the Independent Expert on whether, in its opinion, the Capital Reduction and Scheme is in the best interests of PlayUp Shareholders and includes any update of that report by the Independent Expert.

Ineligible Foreign Holder has the meaning given in the Scheme.

Intellectual Property means any intellectual property rights in any jurisdiction, whether registered or unregistered, including all rights and interests pertaining to or deriving from (i) patents, patent applications (including provisional and non-provisional applications) and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (ii) trademarks and service marks, trade dress, logos, trade names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (iii) copyrights, and other works of authorship and registrations and applications for registration, renewals and extensions thereof; (iv) trade secrets and non-public know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, technical architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use personal information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (v) rights of publicity and all other intellectual property, priority or proprietary rights of any kind or description; and (vi) all legal rights arising from items (i) through (v), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past, present or future infringement or misappropriation, if any, in connection with any of the foregoing.

Intended U.S. Tax Treatment has the meaning ascribed to “Intended Tax Treatment” in the BCA.

Investigating Accountant means the accounting firm to be appointed by SPAC and PlayUp to prepare the Investigating Accountant’s Report.

Investigating Accountant’s Report means the report prepared by the Investigating Accountant in relation to the financial information regarding the Merged Group that is prepared from information provided by SPAC and PlayUp for inclusion in the Scheme Booklet.

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Insolvency Event means in relation to a person:

(a)	the person becoming unable to or states that it is unable to pay its debts as they fall due or stops or threatens to stop paying its debts as they fall due;

(b)	any indebtedness of the person becoming subject to a moratorium;

(c)	a liquidator, provisional liquidator or administrator has been appointed to the person, a controller (as defined in section 9 of the Corporations Act) has been appointed to any property of the person, or an event which gives any other person a right to seek such an appointment;

(d)	an order has been made, a resolution has been passed or proposed in a notice of meeting or in an announcement to any recognised securities exchange, or an application to court has been made for the winding up or dissolution of the person or for the entry into of any arrangement, compromise or composition with, or assignment for the benefit of, creditors of the person or any class of them (other than frivolous or vexatious orders or applications);

(e)	a security interest (within the meaning of section 51A of the Corporations Act) becomes enforceable or is enforced over, or a writ of execution, garnishee order, mareva injunction or similar order has been issued over or affecting, all or a substantial part of the assets of the person; or

(f)	the person has otherwise become, or is otherwise taken to be, insolvent in any jurisdiction or an event occurs in any jurisdiction in relation to the person which is analogous to, or which has a substantially similar effect to, any of the events referred to in paragraphs (a) to (e) above, and a person shall be Insolvent if any event specified in paragraphs (a) to (f) inclusive occurs in respect of that person.

Law has the meaning ascribed to that term in the BCA.

Liability means debts, liabilities, losses, deficiencies, duties, charges, claims, damages, demands, costs, fees, expenses and obligations (including guarantees, endorsements and other forms of credit support), whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, on- or off-balance sheet, including those arising under: (i) any contract, agreement, commitment, or undertaking, (ii) any statute, ordinance, regulation, rule, code, common law or other requirement or rule enacted or promulgated by any Government Agency or (iii) any litigation, court action or proceeding, lawsuit, or arbitration, excluding, in each case, (a) Taxes, (b) Outstanding SPAC Transaction Expenses (as defined in the BCA) and (c) any Liabilities arising out of, or related to, any proceeding related to the Transactions, including any stockholder demand or other stockholder proceedings (including derivative claims) arising out of, or related to, any of the foregoing.

Listing Rules means the listing rules of NASDAQ.

Merged Group means Parent, the PlayUp Group and the SPAC, following implementation of the Scheme and SPAC Merger.

Merged Group Information mean any information regarding the Merged Group:

(a)	contained in the Scheme Booklet (and any supplementary disclosure to PlayUp Shareholders in respect of the Scheme); and

(b)	contained in the Registration/Proxy Statement.

NASDAQ means the NASDAQ Exchange or any other stock exchange in the United States of America upon which the SPAC Shares are listed.

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Order means any writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Government Agency.

Parent Group means the Parent and its Related Bodies Corporate.

Parent Parties means each of the Authorised Persons of a Parent Group member.

Parent Public Warrants has the meaning ascribed to the term “Parent Public Warrants” in the BCA.

Parent Registration Statement means the registration statement on Form F-4 (or another applicable form if agreed by the parties) to be filed by Parent in connection with the registration under the Securities Act of the Parent Shares to be issued in connection with the Scheme.

Parent Shares has the meaning ascribed to the term “Parent Ordinary Shares” in the BCA.

Parent Warranties means the representations and warranties of Parent set out in clause 8.1.

PlayUp Board means the board of PlayUp Directors as constituted from time to time.

PlayUp Convertible Note means a note issued by PlayUp and convertible into PlayUp Shares in accordance with the terms of issue.

PlayUp Director means a director of PlayUp.

PlayUp Disclosure Letter means the letter executed by PlayUp and given to SPAC on or about the date of this deed.

PlayUp Disclosure Materials means the PlayUp Due Diligence Materials and the PlayUp Disclosure Letter.

PlayUp Due Diligence Materials means all written information (including management presentations and the written responses to questions or requests for information) added on or before the date hereof to the online data room established by or on behalf of PlayUp, the index of which has been initialled for identification by or on behalf of PlayUp and SPAC.

PlayUp Group means PlayUp and its Subsidiaries.

PlayUp Information means:

(a)	all information contained in the Scheme Booklet (and any supplementary disclosure to PlayUp Shareholders) other than the SPAC Information, the Independent Expert’s Report, the Investigating Accountant’s Report and any other report or letter issued by someone other than PlayUp. It includes the Merged Group Information, excluding any SPAC Information contained in or used in the preparation of the Merged Group Information; and

(b)	all information relating to the PlayUp Group and Merged Group Information (excluding any SPAC Information contained in or used in the preparation of the Merged Group Information) contained in the Registration/Proxy Statement and specifically provided by PlayUp to SPAC in writing for inclusion in the Registration/Proxy Statement.

PlayUp Option means an option over PlayUp Shares.

PlayUp Owned IP means all Intellectual Property rights owned by any member of the PlayUp Group.

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PlayUp Material Adverse Effect means a change, event, circumstance, occurrence, condition, matter or thing (each a Specified Event) which, whether individually or when aggregated with all such Specified Events that have occurred, has had or would be considered reasonably likely to have a material adverse effect on the assets and liabilities (taken as a whole), financial condition, business or results of operations of the PlayUp Group (taken as a whole) in each case, other than changes, events, circumstances, occurrences, conditions, matters or things:

(a)	required or permitted under this deed or the Scheme, the BCA or other Transaction Documents, or the transactions contemplated thereunder;

(b)	to the extent Fairly Disclosed in, or which ought to have been expected to arise from anything Fairly Disclosed in the PlayUp Disclosure Materials;

(c)	consented to in writing by SPAC (which consent must not be unreasonably withheld or delayed);

(d)	relating to the costs and expenses incurred by PlayUp in connection with planning for, facilitating, negotiating and implementing the Transaction, including for legal, financial and other professional advice;

(e)	that are within the knowledge of SPAC as described in clause 1.4;

(f)	relating to or in connection with any current or future claims, proceedings, disputes, complaints, settlements, investigations or reviews arising from, directly or indirectly, any litigation Fairly Disclosed in the manner contemplated under subparagraphs (b) or (f) above; or

(g)	which arise from:

(i)	any disease epidemic or the COVID-19 pandemic (including the outbreak, escalation or any impact of, or recovery from, COVID-19 or any related epidemic or pandemic arising from a mutation, variation or derivative of the COVID-19 virus);

(ii)	changes in taxation rates, exchange rates or interest rates;

(iii)	general economic, political or business conditions, including material adverse changes or disruptions to, or fluctuations in, domestic or international financial markets or economic, business, industry or political conditions;

(iv)	acts of terrorism, cyber-attacks, war (whether or not declared), armed hostilities, civil unrest, or any escalation or general worsening of any of the foregoing;

(v)	acts of god, lightning, storm, flood, fire, earthquake or explosion, cyclone, tidal wave, landslide, or other natural disaster or adverse weather conditions or the like; or

(vi)	any actual or proposed changes to accounting standards, Laws, regulations or policies of a Government Agency or the interpretation of any of the foregoing;

provided; any Specified Event resulting from a matter described in this sub-clause (g) may be taken into account in determining whether a PlayUp Material Adverse Effect has occurred or would be considered reasonably likely to occur to the extent such Specified Event has or has had a materially disproportionate adverse effect on the PlayUp Group, taken as a whole, relative to other participants operating in the industries or markets in which the PlayUp Group operates.

PlayUp Party means each of the Authorised Persons of a PlayUp Group member.

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PlayUp Registered IP means:

(a)	Registered Intellectual Property constituting PlayUp Owned IP; and

(b)	Registered Intellectual Property that is exclusively licensed to any member of the PlayUp Group.

PlayUp Registry means Boardroom, or any replacement provider of share registry services to PlayUp.

PlayUp Representations and Warranties means the representations and warranties of PlayUp set out in clause 8.3.

PlayUp Share means a fully paid ordinary share in the capital of PlayUp.

PlayUp Shareholder Approvals means the approvals described in the Condition set out in clause 3.1(e) (PlayUp Shareholder approvals) of the table in clause 3.1.

PlayUp Share Register means the register of members of PlayUp maintained by or on behalf of PlayUp in accordance with section 168(1) of the Corporations Act.

PlayUp Shareholder means each person who is registered in the PlayUp Share Register as a holder of PlayUp Shares.

PPSA means the Personal Property Securities Act 2009 (Cth).

Proceeding means any lawsuit, litigation, action, audit, inquiry, investigation, examination, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Government Agency.

Registered Intellectual Property means all Intellectual Property that is registered, issued or subject to a pending application for registration or issuance before any Government Agency.

Registration/Proxy Statement means the Parent Registration Statement and SPAC Proxy Statement.

Regulatory Approval means in respect of the Scheme, the SPAC Merger or any other Transaction any approval of or notification to a Government Agency in respect of the Scheme, the SPAC Merger, or any other Transaction or any aspect of it which SPAC and PlayUp agree, acting reasonably, is necessary or desirable to implement the Scheme, the SPAC Merger or any other Transactions.

Regulatory Conditions means the Conditions set out in clauses 3.1(a) (FIRB Approval), 3.1(b) (Regulatory approvals), 3.1(c) (Regulatory approval – Colorado), 3.1(o) (NASDAQ Quotation) and 3.1(s) (Composition Agreement/SEAS) of the table in clause 3.1.

Regulatory Guides means the regulatory guides published by ASIC from time to time.

Related Body Corporate of a person, means a related body corporate of that person under section 50 of the Corporations Act and includes any body corporate that would be a related body corporate if section 48(2) of the Corporations Act was omitted.

Relevant Interest has the meaning given in sections 608 and 609 of the Corporations Act.

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Representative means, in relation to a party:

(a)	a Related Body Corporate; or

(b)	a director, officer or employee of the party or any of the party’s Related Bodies Corporate.

RG 60 means Regulatory Guide 60 issued by ASIC.

Sanctions and Export Control Laws means any Law or Order related to (a) import and export controls, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations and such other controls administered by the U.S. Customs and Border Protection, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and His Majesty’s Treasury of the United Kingdom or any other similar Government Agency with jurisdiction over any member of the PlayUp Group from time to time or (c) anti-boycott measures.

Scheme means the proposed scheme of arrangement pursuant to Part 5.1 of the Corporations Act between PlayUp and the Scheme Shareholders, substantially in the form set out in Schedule 2 or in such other form as PlayUp, Parent and SPAC agree in writing, subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act and approved in writing by PlayUp, Parent and SPAC.

Scheme Booklet means the scheme booklet to be prepared by PlayUp in respect of the Scheme in accordance with the terms of this deed and to be despatched to PlayUp Shareholders.

Scheme Consideration means the consideration to be provided by the Parent to each Scheme Shareholder for the cancellation of each Scheme Share, being subject to clauses 4.3 and 4.4 in respect of each Scheme Share, comprising the number of Parent Shares determined in accordance with the following formula:

PS = ____N____

                 A

where:

PS is the number of Parent Shares per Scheme Share;

A is a number equal to, as of the Record Date, (i) the total number of PlayUp Shares on issue plus (ii) the total number of PlayUp Shares issuable upon conversion of Employee Share Options (other than unvested Employee Share Options set forth in Appendix 2 of the PlayUp Disclosure Letter), PlayUp Options, PlayUp Convertible Notes and any other outstanding PlayUp securities or rights that are convertible into PlayUp Shares; and

N is 35,000,000.

Scheme Meeting means the meeting of PlayUp Shareholders ordered by the Court to be convened under section 411(1) of the Corporations Act to consider and vote on the Scheme and includes any meeting convened following any adjournment or postponement of such a meeting.

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Scheme Record Date means the time and date for determining entitlements to receive the Scheme Consideration, being 7:00pm on the second Business Day after the Effective Date (or such other time and date as the parties agree in writing).

Scheme Share means a PlayUp Share on issue as at the Scheme Record Date.

Scheme Shareholder means each person who is a PlayUp Shareholder as at the Scheme Record Date, other than Parent.

SEC means the United States Securities and Exchange Commission.

Second Court Date means the first day on which an application made to the Court for an order under section 411(4)(b) of the Corporations Act approving the Scheme is heard or, if the application is adjourned or subject to appeal for any reason, means the date on which the adjourned or appeal application is heard.

Securities Act means the United States Securities Act of 1933, as amended, and the rules and regulations thereunder.

Security Interest has the meaning given in section 12 of the PPSA.

Share Splitting means the splitting by a holder of PlayUp Shares into two or more parcels of PlayUp Shares whether or not it results in any change in beneficial ownership of the PlayUp Shares.

Software means all computer software (whether in source code, object code or other format), data and databases, including dependencies, tools and related components, tool sets, compilers, applications, higher level “proprietary” languages and related documentation and materials.

SPAC Board means the board of SPAC Directors as constituted from time to time.

SPAC Class A Common Shares has the meaning ascribed to that term in the BCA.

SPAC Class B Common Shares has the meaning ascribed to that term in the BCA.

SPAC Certificate of Incorporation has the meaning ascribed to that term in the BCA.

SPAC Competing Transaction means any (i) issuance to a third party in any newly issued equity interest, including options, warrants or other rights regarding equity interests, in SPAC outside the ordinary course of business, (ii) sale or transfer to a third party of more than 50% of the currently outstanding equity interests in SPAC, (iii) sale or transfer of all or a material portion of the assets of the SPAC and its subsidiaries on a consolidated basis to a third party, (iii) merger or business combination between SPAC or any of its subsidiaries, on the one hand, and a third party, on the other hand, (iv) any “initial business combination” under SPAC’s initial IPO prospectus with any third party (other than with PlayUp or its affiliates), (v) any competitive bid process (for example, processes known in the industry as a “SPAC-off”) in which SPAC participates, or (vi) SPAC’s entry into any non-disclosure agreement, preliminary indication of interest, exclusivity agreement or non-binding letter of intent, in each case, with respect to any of the foregoing.

SPAC Deed Poll to be executed and delivered by SPAC prior to the First Court Date, in the form set out in Schedule 4 or in such other form as is approved by PlayUp in writing.

SPAC Director means a director of SPAC.

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SPAC Information means:

(a)	information regarding SPAC provided by SPAC in writing to PlayUp for inclusion in the Scheme Booklet (and any supplementary disclosure to PlayUp Shareholders), being information regarding SPAC required to be included in the Scheme Booklet under the Corporations Act, RG 60 and other relevant Regulatory Guides;

(b)	all information in the Registration/Proxy Statement other than the PlayUp Information and any other report or letter issued by someone other than SPAC,

and includes any information regarding SPAC provided by SPAC in writing to PlayUp contained in or used in the preparation of, the Merged Group Information.

SPAC Material Adverse Effect means a change, event, circumstance, occurrence, condition, matter or thing (each a Specified Event) which, whether individually or when aggregated with all such Specified Events that have occurred, has had or would be considered reasonably likely: to have, either individually or when aggregated with any other events, matters or circumstances, a material adverse effect on the assets and liabilities, financial condition, business or results of operations of SPAC but does not include events, matters or circumstances:

(a)	required or permitted under this deed or the Scheme, the BCA or other Transaction Documents;

(b)	consented to in writing by PlayUp;

(c)	relating to the costs and expenses incurred by SPAC in connection with planning for, facilitating, negotiating and implementing the Transaction, including for legal, financial and other professional advice;

(d)	that are within the knowledge of PlayUp as described in clause 1.3; or

(e)	which arise from:

(i)	any disease epidemic or the COVID-19 pandemic (including the outbreak, escalation or any impact of, or recovery from, COVID-19 or any related epidemic or pandemic arising from a mutation, variation or derivative of the COVID-19 virus);

(ii)	changes in taxation rates, exchange rates or interest rates;

(iii)	general economic, political or business conditions, including material adverse changes or disruptions to, or fluctuations in, domestic or international financial markets or economic, business, industry or political conditions;

(iv)	acts of terrorism, cyber-attacks, war (whether or not declared), armed hostilities, civil unrest, or any escalation or general worsening of any of the foregoing;

(v)	acts of god, lightning, storm, flood, fire, earthquake or explosion, cyclone, tidal wave, landslide, or other natural disaster or adverse weather conditions or the like; or

(vi)	any actual or proposed changes to accounting standards, Laws, regulations or policies of a Government Agency or the interpretation of any of the foregoing.

provided; any Specified Event resulting from a matter described in this sub-clause (e) may be taken into account in determining whether a SPAC Material Adverse Effect has occurred or would be considered reasonably likely to occur to the extent such Specified Event has or has had a disproportionate adverse effect on SPAC, relative to other participants operating in the industries or markets in which SPAC operates.

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SPAC Merger has the meaning ascribed to “Merger” in the BCA.

SPAC Party means each of the Authorised Persons of SPAC.

SPAC Prescribed Occurrence means the occurrence of any of the following events:

(a)	SPAC converts all or any of its shares into a larger or smaller number of shares;

(b)	SPAC resolves to reduce its share capital in any way or reclassifies, combines, splits or redeems or repurchases directly or indirectly its shares;

(c)	SPAC:

(i)	enters into a buy-back agreement; or

(ii)	resolves to approve the terms of a share buy-back agreement;

(d)	SPAC issues securities (including shares, or securities convertible into shares), or grants a performance right, an option over its securities, or agrees to make such an issue or grant such a security, right or option;

(e)	SPAC issues, or agrees to issue, convertible notes;

(f)	SPAC makes any change to its governing documents;

(g)	SPAC becomes Insolvent;

(h)	SPAC ceases, or threatens to cease, carrying on the whole or a material part of the business of the SPAC;

(i)	SPAC enters into, or resolves to enter into, any agreement or arrangement to restructure or reorganise their assets or securities;

(j)	SPAC creates an Encumbrance, or agrees to grant an Encumbrance, or declaring itself the trustee of, any part of its business or property securing an indebtedness or performance of an obligation;

(k)	SPAC incurs, assumes, guarantees or becomes liable for any Indebtedness; or

(l)	SPAC pays, declares, determines as payable, fixes for payment distributes or incurs a liability to make or pay a dividend, bonus or other share of profits, income, capital or assets to any of its stockholders;

provided that a SPAC Prescribed Occurrence will not include:

(a)	any matter:

(i)	required or permitted under this deed or the Scheme, the BCA or other Transaction Documents;

(ii)	consented to in writing by PlayUp (which consent must not be unreasonably withheld or delayed); or

(iii)	that is within the knowledge of PlayUp as described in clause 1.3; or

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(b)	Sponsor providing non-interest bearing working capital loans to SPAC in an amount not to exceed $2,000,000.

SPAC Private Warrants has the meaning ascribed to that term in the BCA.

SPAC Proposals means the approval and adoption of (1) the BCA and the Transactions, (2) each other proposal that the staff of the SEC indicates is necessary in its comments to the Registration/Proxy Statement or in its correspondence related thereto, (3) each other proposal reasonably agreed by SPAC and PlayUp as necessary or appropriate in connection with the consummation of the Transactions, and (4) a proposal for the adjournment of the SPAC Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

SPAC Proxy Statement means the proxy statement to be sent to SPAC Stockholders for the purpose of obtaining the SPAC Stockholder Approval.

SPAC Public Warrants has the meaning ascribed to that term in the BCA.

SPAC Public Units has the meaning ascribed to that term in the BCA.

SPAC Representations and Warranties means the representations and warranties of SPAC set out in clause 8.2.

SPAC SEC Reports means all statements, forms, reports and documents required to be filed or furnished by SPAC prior to the date of this deed with the SEC pursuant to the Securities Act or the Exchange Act since its initial public offering, together with any exhibits and schedules thereto and incorporated therein, and as supplemented, modified or amended since the time of filing.

SPAC Stockholder Approval means the adoption and approval of (a) the BCA and the Transactions by the affirmative vote of at least (i) a majority of the issued and outstanding SPAC Shares, voting together as a single class and (ii) a majority of the outstanding SPAC Class A Common Shares, voting separately as a single series, and (b) the other SPAC Proposals by the affirmative vote of a majority of votes cast by holders of SPAC Shares, in each case, whether in person or by proxy at the SPAC Stockholder Meeting (or any adjournment thereof), in accordance with Listing Rules, SPAC’s Certificate of Incorporation and the Delaware General Corporation Law.

SPAC Stockholder Meeting means a special meeting of the SPAC Stockholders to obtain the SPAC Stockholder Approval.

SPAC Stockholders means each person registered as a holder of SPAC Shares.

SPAC Shares has the meaning ascribed to that term in the BCA.

SPAC Stockholder Redemption Amount has the meaning ascribed to that term in the BCA.

Sponsor has the meaning ascribed to that term in the BCA.

Subsidiary has the meaning given to that term in Division 6 of Part 1.2 of the Corporations Act.

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Superior Proposal means a bona fide Competing Proposal which the PlayUp Board determines, acting in good faith and in order to satisfy what PlayUp considers to be the PlayUp Directors’ statutory or fiduciary duties (after having received advice from its external legal advisors and, if appropriate, financial advisors):

(a)	is reasonably capable of being valued and completed in a timely manner; and

(b)	would if completed substantially in accordance with its terms, be reasonably likely to result in a transaction that is more favourable to PlayUp Shareholders as a whole than the Scheme.

Surviving SPAC has the meaning ascribed to that term in the BCA.

Tax means any tax, levy, charge, excise, GST, impost, rates, duty, fee, deduction, compulsory loan or withholding, which is assessed, levied, imposed or collected by any fiscal Government Agency and includes any interest, fine, penalty, charge, fee, expenses or other statutory charges or any other such amount imposed by any fiscal Government Agency on or in respect of any of the above.

Tax Law means a Law with respect to or imposing any Tax.

Tax Return means any computation, return or document relating to Tax including any which must be lodged with a Government Agency or which a taxpayer must prepare and retain under a Tax Law (such as an activity statement, amended return, schedule or election and any attachment).

Taxation Condition means a condition or undertaking consistent with the ‘standard’ form of tax conditions published in FIRB’s Guidance Note 12 as last updated on 9 July 2021.

Timetable means the indicative timetable in relation to the Transaction set out in Schedule 1 with such modifications as may be agreed in writing by PlayUp and SPAC.

Transaction Documents means the BCA and the Ancillary Agreements (as defined in the BCA).

Transactions has the meaning ascribed to such term in the BCA.

Transfer Tax means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar Tax chargeable in respect of any instrument transferring property), documentary, conveyancing or similar Tax or expense or any recording fee, in each case that is imposed as a result of the Transactions, together with any penalty, interest and addition to any such item with respect to such item; provided, however, for the avoidance of doubt, the term Transfer Tax shall not include any income Tax or similar Tax imposed on any direct or indirect equity holder of SPAC, Parent, or PlayUp.

Treasury Regulations means the United States Treasury regulations promulgated under the Code.

Unrestricted Cash means cash or cash equivalents of any member of PlayUp Group that would not appear as “restricted” on a consolidated balance sheet of any member of PlayUp Group.

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Interpretation

1.2	In this deed:

(a)	any reference, express or implied, to any legislation in any jurisdiction includes:

(i)	that legislation as amended, extended or applied by or under any other legislation made before or after signature of this deed;

(ii)	any legislation which that legislation re-enacts with or without modification; and

(iii)	any subordinate legislation made before or after signature of this deed under that legislation, including (where applicable) that legislation as amended, extended or applied as described in clause 1.2(a)(i), or under any legislation which it re-enacts as described in clause 1.2(a)(ii);

(b)	references to persons or entities include natural persons, bodies corporate, partnerships, trusts and unincorporated associations of persons;

(c)	references to an individual or a natural person include his estate and personal representatives;

(d)	a reference to a clause, schedule or appendix is a reference to a clause, schedule or appendix of or to this deed (and the schedules and appendices form part of this deed);

(e)	subject to clause 15.2, references to a party to this deed include the successors or assigns (immediate or otherwise) of that party;

(f)	a reference to any instrument or document includes any variation or replacement of it;

(g)	unless otherwise indicated, a reference to any time is, a reference to that time in Sydney, Australia;

(h)	a reference to $, A$ or dollars is to Australian currency, and US$ is a reference to the currency of the United States of America;

(i)	singular words include the plural and vice versa;

(j)	a word of any gender includes the corresponding words of any other gender;

(k)	if a word or phrase is defined, other grammatical forms of that word have a corresponding meaning;

(l)	general words must not be given a restrictive meaning just because they are followed by particular examples intended to be embraced by the general words (including particular examples introduced by “including”, “for example”, “such as” or similar expressions);

(m)	nothing is to be construed adversely to a party just because that party put forward this deed or the relevant part of this deed;

(n)	the headings do not affect interpretation;

(o)	this deed includes any schedule;

(p)	a term defined in or for the purposes of the Corporations Act, and which is not defined in clause 1.1, has the same meaning when used in this deed;

(q)	a term defined in or for the purposes of the GST Act, and which is not defined in clause 1.1, has the same meaning when used in this deed;

(r)	a reference to the Listing Rules includes any variation, consolidation or replacement of these rules and is taken to be subject to any waiver or exemption granted to the compliance of those rules by a party;

(s)	a period of time starting from a given day or the day of an act or event, is to be calculated exclusive of that day;

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(t)	if a party must do something under this deed on or by a given day and it is done after 5.00pm on that day, it is taken to be done on the next day; and

(u)	if the day on which a party must do something under this deed is not a Business Day, the party must do it on the next Business Day.

PlayUp awareness

1.3	In this deed, a reference to the knowledge, belief or awareness of PlayUp or a PlayUp Group member’s knowledge, belief or awareness is limited to its actual knowledge, belief or awareness, deemed only to comprise, the facts, matters and circumstances of which any of Daniel Simic and Ashley Kerr is actually aware as at the date of this deed. Without limiting clause 12, none of those persons will bear any personal Liability in respect of the representation or warranty, except where such person has engaged in wilful misconduct or fraud. The knowledge, belief or awareness of any person other than those agreed pursuant to this clause 1.3 will not be imputed to PlayUp or any member of the PlayUp Group.

SPAC awareness

1.4	In this deed, a reference to the knowledge, belief or awareness of SPAC knowledge, belief or awareness is limited to its actual knowledge, belief or awareness, deemed only to comprise, the facts, matters and circumstances of which any of Bradley Tusk or Christian Goode is actually aware as at the date of this deed having made reasonable enquiries. Without limiting clause 12, none of those persons will bear any personal Liability in respect of the representation or warranty, except where such person has engaged in wilful misconduct or fraud. The knowledge, belief or awareness of any person other than those agreed pursuant to this clause 1.4 will not be imputed to the SPAC.

Best and reasonable endeavours

1.5	Any provision of this deed which requires a party to use best endeavours, reasonable endeavours, all reasonable endeavours, all reasonable best efforts, act reasonably or similar to procure that something is performed or occurs or does not occur does not include any obligation to:

(a)	pay any money or to provide any financial compensation, or any other incentive to or for the benefit of any person in the form of an inducement or consideration except for payment of:

(i)	any application fee for the lodgement or filing of any relevant application with any Government Agency; or

(ii)	immaterial expenses or costs, including costs of advisers,

to procure the relevant thing (except, in each case, in circumstances that are commercially onerous or unreasonable in the context of this deed); or

(b)	commence or defend any legal action or proceeding against any person,

except, in each case, where that provision expressly specifies otherwise and, for the avoidance of doubt, that party will not breach the relevant provision requiring the use of best, all reasonable endeavours or similar where the party does not procure that the thing is performed or occurs or does not occur as a result of matters outside the control or influence of the party.

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2	Agreement to propose Scheme

Proposal of Scheme

2.1	PlayUp agrees to propose the Scheme on and subject to the terms and conditions of this deed.

2.2	The SPAC and Parent each agree to assist PlayUp to propose the Scheme on and subject to the terms and conditions of this deed.

3	Conditions precedent

Conditions to Scheme

3.1	Subject to this clause 3, the Scheme will not become Effective, and the respective obligations of the parties in relation to the implementation of the Scheme are not binding, until each of the following Conditions is satisfied or waived (to the extent and in the manner set out in this clause 3):

Item	Condition	Party entitled to benefit	Party Responsible
(a)

(FIRB approval): before 8:00am on the Second Court Date, either:

(i)   the Parent has received a written notice under FATA, by or on behalf of the Treasurer of the Commonwealth of Australia, stating that the Commonwealth Government does not object to Parent becoming the sole PlayUp Shareholder as a result of the Scheme and Transactions, either unconditionally or subject only to the Taxation Conditions and/or any other conditions acceptable to the Parent (acting reasonably); or

(ii)   the Treasurer of the Commonwealth of Australia becomes precluded from making an order under Division 2 of Part 3 of the FATA in relation to the Parent becoming the sole Playup Shareholder as a result of the Scheme and Transactions is not prohibited by the FATA; or

(iii) if an interim order is made under FATA in respect of the Parent becoming the sole PlayUp Shareholder as a result of the Scheme and Transactions, the subsequent period for making a final order prohibiting the Parent becoming the sole PlayUp Shareholder as a result of the Scheme and Transactions elapses without a final order being made.

		All, but cannot be waived	Parent
(b)

(Regulatory approvals): before 8:00am on the Second Court Date, all material Regulatory Approvals which PlayUp and SPAC (acting reasonably) agree are necessary or desirable to implement the Scheme and the Transactions are obtained and those approvals have not been withdrawn or revoked by 8.00am on the Second Court Date.

		All	All
(c)	(Regulatory approval - Colorado): before 8:00am on the Second Court Date, written consent from the Gaming Regulatory Authority in the state of Colorado in the United States (or written confirmation that no written consent is required) in respect of the Scheme and the Transactions are obtained and those approvals have not been withdrawn or revoked by 8.00am on the Second Court Date.	PlayUp	All

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(d)

(No restraints): as at 8:00am on the Second Court Date, there is not in effect any temporary, preliminary or final order, decision or decree issued by any court of competent jurisdiction or Government Agency which restrains, prohibits, or prevents, implementation of the Scheme or the Transactions.

		All	All
(e)

(PlayUp Shareholder Approvals): subject to clause 3.11:

(i)    the Scheme is approved by PlayUp Shareholders at the Scheme Meeting by the requisite majorities under section 411(4)(a)(ii) of the Corporations Act; and

(ii)   the Capital Reduction is approved by PlayUp Shareholders at the General Meeting by the requisite majority under the Corporations Act.

		All, but cannot be waived	All
(f)	(Independent Expert): the Independent Expert issues an Independent Expert’s Report which concludes that the Scheme is in the best interests of PlayUp Shareholders before the time when the Scheme Booklet is registered with ASIC and the Independent Expert does not withdraw, qualify or change that opinion at any time before 8:00am on the Second Court Date.	PlayUp	-
(g)	(Court approval): the Scheme is approved by the Court in accordance with section 411(4)(b) of the Corporations Act.	All, but cannot be waived	All
(h)	(No PlayUp Material Adverse Effect): no Playup Material Adverse Effect occurs between the date of this deed and 8:00am on the Second Court Date.	SPAC	PlayUp
(i)

(Performance of obligations by PlayUp): as at 8.00am on the Second Court Date, PlayUp shall have performed or complied in all material respects with the obligations, covenants, and agreements required to be performed or complied with by it under this deed prior to 8:00am on the Second Court Date.

		SPAC	PlayUp
(j)

(PlayUp Representations and Warranties):

(i)   the PlayUp Representations and Warranties set out in clauses 8.3(a)-(c) are true and correct in all material respects as at the date of this deed and as at 8.00am on the Second Court Date, except where operative at another date;

(ii)   the PlayUp Representation and Warranty set out in clause 8.3 (j) is true and correct in all respects at the date of this deed, other than de minimis inaccuracies; and

(iii)  all other PlayUp Representations and Warranties (disregarding all qualifications and exceptions contained therein relating to materiality or PlayUp Material Adverse Effect) are true and correct as at the date of this deed and as at 8.00am on the Second Court Date, except where expressed to be operative at another date and except where the failure of such PlayUp Representations and Warranties to be true and correct has not and would not reasonably be expected to have, individually or in aggregate, a PlayUp Material Adverse Effect

		SPAC	PlayUp

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(k)

(Parent Registration Statement and SPAC Stockholder Approval)

By 8.00am on the Second Court Date:

(i)   The Parent Registration Statement shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order that has not been withdrawn or revoked by 8.00am on the Second Court Date; and

(ii)   The SPAC Stockholder Approval is obtained.

		SPAC	SPAC
(l)	(No SPAC Material Adverse Effect): no SPAC Material Adverse Effect occurs between the date of this deed and 8:00am on the Second Court Date.	PlayUp	SPAC
(m)

(Performance of obligations by SPAC): as at 8.00am on the Second Court Date the SPAC shall have performed or complied in all material respects with the obligations, covenants, and agreements required to be performed or complied with by it under this deed prior to 8:00am on the Second Court Date.

		PlayUp	SPAC
(n)

(SPAC Representations and Warranties):

(i)   The SPAC Representations and Warranties set out in clauses 8.2(a)-(c) are true and correct (A) in the case of such representations and warranties qualified by materiality or SPAC Material Adverse Effect, in all respects, and (B) in the case of such representations and warranties not so qualified, in all material respects, in each case as at the date of this deed and as at 8.00am on the Second Court Date, except where operative at another date;

(ii)   the SPAC Representation and Warranty set out in clause 8.2(o) is true and correct in all respects at the date of this deed, other than de minimis inaccuracies; and

(iii)  all other SPAC Representations and Warranties (disregarding all qualifications and exceptions contained therein relating to materiality or SPAC Material Adverse Effect) are true and correct as at the date of this deed and as at 8.00am on the Second Court Date, except where expressed to be operative at another date and except where the failure of such SPAC Representations and Warranties to be true and correct has not and would not reasonably be expected to have, individually or in aggregate, a SPAC Material Adverse Effect.

		PlayUp	SPAC
(o)	(NASDAQ Quotation): before 8.00am on the Second Court Date, the Parent Shares and the Parent Public Warrants have been approved for quotation on NASDAQ, subject only to official notice of issuance.	All	SPAC and Parent
(p)

(Transaction Documents)

(i)     Each of the PlayUp Second Court Date Deliverables (as defined in the BCA) shall have been delivered to SPAC in accordance with the terms of the BCA; and

(ii)    Each of the SPAC Second Court Date Deliverables (as defined in the BCA) shall have been delivered to PlayUp in accordance with the terms of the BCA.

		With respect to (i), SPAC and with respect to (ii), PlayUp	All

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(q)

(Minimum Committed Funds): the sum of (i) the funds in the SPAC’s trust account (net of the SPAC Stockholder Redemption Amount), (ii) the net cash proceeds resulting from any equity and debt financing of Parent, SPAC or PlayUp conducted in connection with the Transactions together with the total cash actually available to be drawn at Closing by Parent, SPAC and PlayUp from any of their (or their subsidiaries) respective debt or equity facilities, and (iii) the aggregate amount of committed but unfunded debt or equity financing of Parent, SPAC and PlayUp shall equal or exceed US$60 million (and be up to a maximum of US$300 million, and provided the sum of the amounts in limbs (i) and (ii) must equal or exceed $36 million), and SPAC shall have made appropriate arrangements for the funds in the trust account to be released upon Closing (as defined in the BCA).

		PlayUp	All
(r)

(SPAC Fees and Expenses; Liabilities)

The aggregate amount of all fees and expenses incurred by SPAC in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this deed, the Transaction Documents and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein and therein, or otherwise in connection with SPAC’s operations including any prior transactions pursued by SPAC, including the fees, expenses and disbursements of legal counsel, auditors, accountants and notaries; due diligence expenses; advisory and consulting fees (including financial advisors) and expenses; and other third-party fees, in each case of SPAC, plus SPAC’s total outstanding Liabilities, shall not exceed US$6 million.

		PlayUp	SPAC
(s)	(Composition Agreement/SEAS): by 8.00am on the Second Court Date, Parent has entered into a composition agreement with the Revenue Commissioners of Ireland and a Special Eligibility Agreement for Securities with the Depository Trust Company in respect of the Parent Shares and Parent Warrants, both of which are in full force and effect and are enforceable in accordance with their terms.	All	All

Satisfaction of Conditions

3.2	Each of PlayUp, the Parent and SPAC must:

(a)	use all reasonable best efforts (other than waiver) to procure that each Condition for which it is responsible as noted in the table in clause 3.1 (whether solely or together with one or more of the other parties):

(i)	is satisfied as soon as practicable after the date of this document; and

(ii)	continues to be satisfied until the last time it is to be satisfied (as the context requires);

(b)	promptly provide the each other party with all information and other assistance reasonably required by the party responsible for satisfying a Condition for the purposes of seeking to satisfy the Condition; and

(c)	not take any action that will or is likely to hinder or prevent the satisfaction of a Condition.

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3.3	Without limiting clause 3.2, in respect of the Regulatory Conditions, each party must:

(a)	in respect of each Regulatory Condition for which it is responsible, prepare and lodge each notice or application required to be given, respond to requests for information and otherwise take all steps that must be taken by it as part of the process to satisfy the Regulatory Condition (including that, for the avoidance of doubt, the Parent must agree and accept any conditions or undertakings consistent with the Taxation Conditions), as soon as reasonably practicable;

(b)	consult with the other party in advance and keep the other party informed in relation to all material communications (whether written or oral, and whether direct or via Advisers) with any Government Agency in connection with procuring that a Regulatory Condition is satisfied, including by:

(i)	providing the other party with drafts of any notices or applications or other material written communications to the applicable Government Agency and making such amendments to those written communications as the other party reasonably requires; and

(ii)	promptly providing to the other party copies of any notices, applications or other material written communications provided to or received from the applicable Government Agency and keeping the other party updated as to the content and outcome of any material oral communications with the Government Agency, provided that in doing so, the party may withhold or redact information if and to the extent the information is confidential to a third party or materially commercially sensitive to the party (or any of its Related Bodies Corporate); and

(c)	give the other party reasonable notice of all meetings and telephone calls with any Government Agency in relation to the satisfaction of the Regulatory Conditions and a reasonable opportunity to participate in them (except to the extent the Government Agency expressly requests that the party not be present at the meeting or part of the meeting).

SPAC Stockholder Approval

3.4	Without limiting clause 3.2:

(a)	as soon as practicable after the date of this document, Parent, PlayUp and SPAC shall prepare and file the preliminary Registration/Proxy Statement with the SEC;

(b)	each party shall furnish all information concerning itself and its affiliates that is required to be included in the Registration/Proxy Statement or that is requested by the other party and customarily included in proxy statements and/or registration statements prepared in connection with transactions of the type contemplated by this document, and will ensure that none of the information supplied or to be supplied by it for inclusion in or incorporation by reference into the Registration/Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading;

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(c)	Parent, PlayUp and SPAC shall collaborate as to the content and presentation of the Registration/Proxy Statement, including:

(i)	circulating drafts of the Registration/Proxy Statement within a reasonable time prior to the initial filing thereof with the SEC for the purpose of enabling the other parties to review and comment on the draft document and for each party to consider in good faith any timely and reasonable comments; and

(ii)	circulating drafts of each subsequent filing of or amendment or supplement to Registration/Proxy Statement within a reasonable time before filing any such revised document with the SEC or disseminating the SPAC Proxy Statement to SPAC Stockholders for the purpose of enabling the other parties to review and comment on the draft document and for each party to consider in good faith any timely and reasonable comments;

(d)	the parties shall promptly respond to, and use reasonable best efforts to cause to be resolved, any requests for information or comments from the SEC (including by filing amendments or supplements to the Registration/Proxy Statement) in relation to the Registration/Proxy Statement as soon as reasonably practicable;

(e)	each party shall keep the other parties reasonably informed of any matters raised or comments provided by the SEC in relation to the Registration/Proxy Statement, and shall in good faith take into consideration in resolving such matters any issues raised by the other parties;

(f)	if, at any time prior to the SPAC Stockholder Meeting, any information relating to a party or any of their respective affiliates, officers or directors should be discovered by such party that should be set forth in an amendment or supplement to the Registration/Proxy Statement, so that the Registration/Proxy Statement would not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are or were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing (or correcting) such information shall be prepared and, following a reasonable opportunity for the other parties (and their respective counsel) to review and comment on such amendment or supplement, promptly filed with the SEC and, to the extent required by applicable Law, disseminated to SPAC Stockholders;

(g)	the parties shall file the SPAC Proxy Statement with the SEC in definitive form and SPAC shall begin mailing the SPAC Proxy Statement to holders of SPAC Shares as soon as practicable after the later of (1) the date on which the parties learn that the SEC has no further comments on, or does not intend to review, the Registration/Proxy Statement, and (2) the date of effectiveness of the Parent Registration Statement under the Securities Act (such later date, the “Clearance Date”);

(h)	the parties shall use reasonable best efforts to have the Parent Registration Statement declared effective by the staff of the SEC under the Securities Act as promptly as practicable after its initial filing with the SEC and to keep the Parent Registration Statement effective as long as necessary to implement and consummate the Scheme;

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(i)	SPAC shall convene and hold the SPAC Stockholder Meeting to obtain the SPAC Stockholder Approval as promptly as practicable after the Clearance Date;

(j)	except as required by Law or a Government Agency, SPAC may not adjourn or postpone the SPAC Stockholder Meeting without the prior consent of PlayUp, provided, however, that SPAC may, without the consent of PlayUp and in accordance with the SPAC Certificate of Incorporation, Law and, if relevant, the consent of any Government Agency, adjourn or postpone the SPAC Stockholder Meeting (1) to the extent necessary to ensure that any required (or, as determined by the SPAC Board acting reasonably and in good faith after consulting with outside counsel and having first consulted with PlayUp, advisable) supplement or amendment to the Registration/Proxy Statement is provided to the SPAC Stockholders or (2) to the extent necessary to solicit additional proxies from the SPAC Stockholders (provided SPAC has determined in good faith that such adjournment or postponement is reasonably necessary to obtain the SPAC Stockholder Approval), with such postponement or adjournment to extend for no longer than the 10th Business Day after the original date of the SPAC Stockholder Meeting (except to the extent required by Law); and

(k)	unless this document shall have been terminated in accordance with clause 11, SPAC must hold the SPAC Stockholder Meeting pursuant to this clause 3.4 and submit the SPAC Proposals for the approval of the SPAC Stockholders.

Waiver

3.5	Each Condition is only for the benefit of, and may only be waived in writing by the party or parties noted as having the benefit of the Condition in the table in clause 3.1, provided that the Conditions in clause 3.1(a) (FIRB approval), 3.1(d) (PlayUp Shareholder Approval) and 3.1(f) (Court approval) of the table in clause 3.1 cannot be waived.

3.6	A party entitled to waive a Condition (either individually or with the other party) may do so in its absolute discretion.

3.7	Any waiver of a Condition by a party who is entitled to do so pursuant to clause 3.5 is only effective if such waiver is given on or prior to 8:00am on the Second Court Date.

3.8	Waiver of a Condition does not constitute:

(a)	a waiver of breach or non-satisfaction of any other Condition resulting from the same event; or

(b)	a waiver of breach or non-satisfaction of that Condition arising from any other event.

Notifications

3.9	Each party must:

(a)	keep the other promptly and reasonably informed of the steps it has taken and of its progress towards satisfaction of each Condition;

(b)	promptly notify the other in writing if it becomes aware that any Condition has been satisfied; and

(c)	promptly notify the other in writing if it becomes aware that any Condition is or has become incapable of being satisfied.

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Certificate

3.10	At the hearing on the Second Court Date:

(a)	in respect of each Condition where more than one party is noted as responsible for satisfying in the table in clause 3.1, the applicable parties will provide a joint certificate to the Court confirming whether or not those Conditions (other than the Condition set out in clause 3.1(f) (Court approval)) have been satisfied or waived in accordance with the terms of this deed;

(b)	PlayUp will provide a certificate to the Court confirming whether or not the Conditions which PlayUp (alone) is noted as responsible for satisfying in the table in clause 3.1 have been satisfied or waived in accordance with the terms of this deed, a draft of which PlayUp will provide to the Parent and SPAC on or before 5:00pm on the Business Day before the Second Court Date;

(c)	the Parent will provide a certificate to the Court confirming whether or not the Conditions which the Parent (alone) is noted as responsible for satisfying in the table in clause 3.1 have been satisfied or waived in accordance with the terms of this deed, a draft of which the Parent will provide to PlayUp and SPAC on or before 5:00pm on the Business Day before the Second Court Date; and

(d)	the SPAC will provide a certificate to the Court confirming whether or not the Conditions which the SPAC (alone) is noted as responsible for satisfying in the table in clause 3.1 have been satisfied or waived in accordance with the terms of this deed, a draft of which the SPAC will provide to PlayUp and Parent on or before 5:00pm on the Business Day before the Second Court Date.

Scheme voted down because of Headcount Test

3.11	If the Scheme is not approved by PlayUp Shareholders at the Scheme Meeting by reason only of the non-satisfaction of the Headcount Test and PlayUp or the Parent considers, acting reasonably, that Share Splitting or some abusive or improper conduct may have caused or contributed to the Headcount Test not having been satisfied then PlayUp must:

(a)	apply for an order of the Court contemplated by section 411(4)(a)(ii)(A) of the Corporations Act to disregard the Headcount Test and seek Court approval of the Scheme under section 411(4)(b) of the Corporations Act, notwithstanding that the Headcount Test has not been satisfied; and

(b)	make such submissions to the Court and file such evidence as counsel engaged by PlayUp to represent it in Court proceedings related to the Scheme, in consultation with SPAC, considers is reasonably required to seek to persuade the Court to exercise its discretion under section 411(4)(a)(ii)(A) of the Corporations Act by making an order to disregard the Headcount Test.

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Conditions not capable of being satisfied

3.12	If:

(a)	there is a breach or non-satisfaction of a Condition by the time specified for its satisfaction, that has not (where capable of waiver) been waived in accordance with clauses 3.5 to 3.8;

(b)	a Condition becomes incapable of satisfaction by the time specified for its satisfaction, and the breach or non-satisfaction of that Condition that has occurred, or would otherwise occur, has not (where capable of waiver) been waived in accordance with clauses 3.5 to 3.8; or

(c)	the Scheme has not become Effective by the End Date,

and neither of the following has occurred:

(d)	the Independent Expert opines to the effect that the Scheme is not in the best interests of PlayUp Shareholders; or

(e)	PlayUp has entered into a legally binding agreement (other than a confidentiality agreement) in relation to a Superior Proposal,

then SPAC and PlayUp must consult in good faith to determine whether they can reach agreement with respect to:

(f)	extending the time for satisfaction of the relevant Condition or the End Date (as the case may be), or both;

(g)	changing the date on which an application is made to the Court for an order under section 411(4)(b) of the Corporations Act approving the Scheme or adjourning that application to a date agreed between the SPAC and PlayUp (as applicable); or

(h)	the Transaction proceeding by way of alternative means or methods.

3.13	If SPAC and PlayUp are unable to reach such agreement within ten Business Days after them both becoming aware of the relevant occurrence which triggered the obligation to consult in good faith, then unless the relevant Condition (if applicable) has been waived in accordance with clauses 3.5 to 3.8, either SPAC or PlayUp (in this clause 3.13, the Terminating Party) may terminate this deed by giving written notice (Termination Notice) to the other, provided that if the basis upon which the Terminating Party is seeking to terminate this deed is the occurrence of an event described in clause 3.12(a) or 3.12(b):

(a)	the Terminating Party had the benefit of the applicable Condition; and

(b)	the applicable Condition has not been satisfied (or become incapable of being satisfied) as a result of a breach of this deed by the Terminating Party, or a deliberate act or omission of the Terminating Party which either alone or together with other circumstances prevents the Condition from being satisfied.

3.14	Where a Termination Notice is given under clause 3.13, this deed will terminate with immediate effect and clause 11.3 will apply.

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Interpretation

3.15	For the purposes of this clause 3, a Condition will be incapable of satisfaction, or incapable of being satisfied if there is an act, failure to act or occurrence that will prevent the Condition being satisfied by the End Date (and the breach or non-satisfaction that would otherwise have occurred has not already been waived in accordance with this deed).

4	Scheme and Scheme Consideration

Scheme

4.1	PlayUp must, as soon as reasonably practicable after the date of this deed and substantially in accordance with the Timetable, propose the Capital Reduction and Scheme under which, subject to the Scheme becoming Effective, on the Implementation Date:

(a)	all Scheme Shares held by Scheme Shareholders at the Scheme Record Date will be cancelled; and

(b)	each Scheme Shareholder will be entitled to receive the Scheme Consideration in exchange for the cancellation of their Scheme Shares.

Scheme Consideration

4.2	The Parent covenants in favour of PlayUp (in PlayUp’s own right and separately as trustee or nominee of each Scheme Shareholder) that, if the Scheme becomes Effective, in consideration for the cancellation of the Scheme Shares held by each Scheme Shareholder pursuant to the Capital Reduction, on the Implementation Date, the Parent will provide to each Scheme Shareholder the Scheme Consideration in accordance with the Scheme, including issuing the Scheme Consideration for each Scheme Share held by them in accordance with the terms of this deed and the Scheme.

Fractional entitlements

4.3	Fractional entitlements in respect of aggregate Scheme Consideration, will be dealt with in accordance with the terms of the Scheme.

Ineligible Foreign Holders

4.4	Where an Ineligible Foreign Holder would otherwise be entitled to receive Parent Shares as Scheme Consideration in accordance with the terms of the Scheme, the Parent shall have no obligation to issue Parent Shares to the Ineligible Foreign Holder, and instead the Parent Shares which would have otherwise been issued to Ineligible Foreign Holders, will be dealt with in accordance with the terms of the Scheme.

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No amendment to Scheme without consent

4.5	PlayUp must not consent to any modification of, or amendment to, or the making or imposition by the Court of any condition in respect of, the Scheme without the prior written consent of SPAC (or the consent of the SPAC’s legal counsel if such a request is made at a Court hearing).

Other PlayUp securities

4.6	PlayUp must use reasonable endeavours to seek to ensure that there are no PlayUp securities or rights other than PlayUp Shares on the Record Date.

United States Tax Treatment

4.7	No Party has taken (or failed to take) any action or caused any action to be taken (or to fail to be taken) and will not take (or fail to take) any action or will cause any action to be taken (or to fail to be taken) (in each case other than any action provided for or prohibited by this deed), that could reasonably be expected to prevent the SPAC Merger and the acquisition of the PlayUp Shares, as applicable, from qualifying for the Intended U.S. Tax Treatment.

4.8	Each Party agrees to act in good faith, consistent with the Intended U.S. Tax Treatment and will not take any position on any U.S. Tax Return or otherwise take any U.S. Tax reporting position inconsistent with the Intended U.S. Tax Treatment, unless otherwise required by applicable Law or a “determination” within the meaning of Section 1313 of the Code that the Intended U.S. Tax Treatment is not correct.

4.9	After the date of this document and prior to the Implementation Date, SPAC shall deliver, or cause to be delivered, to Parent a duly executed certificate and notice in compliance with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that SPAC is not, and has not been at any time during the five year period ending on the Implementation Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, together with any notifications to the U.S. Internal Revenue Service related thereto within the timeframe provided in Treasury Regulations Section 1.897-2(h)(2)(v).

4.10	After the date of this document and prior to the Implementation Date, (x) PlayUp shall and shall cause each PlayUp Subsidiary to, and (y) SPAC shall:

(a)	prepare, in the ordinary course of business consistent with past practice (except as otherwise required by a change in applicable Law), and timely file all Tax Returns required to be filed by it on or before the Implementation Date (“Post-Signing Returns”);

(b)	deliver drafts of such material Post-Signing Returns to the other parties no later than ten (10) Business Days prior to the date (including extensions) on which such Post-Signing Returns are required to be filed;

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(c)	fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;

(d)	properly reserve (and reflect such reserve in its books and records and relevant financial statements), in the ordinary course of business consistent with past practice, for all Taxes payable by it for which no Post-Signing Return is due prior to the Implementation Date; and

(e)	promptly notify the other Party of any material U.S. federal, state, local or non-U.S. income or franchise, action or audit pending or threatened in writing against or with respect to such Party or its subsidiaries in respect of any Tax matter.

4.11	Parent acknowledges that any SPAC Stockholder (that is a United States person for purposes of Section 367 of the Code and the Treasury Regulations promulgated thereunder) who owns five percent (5%) or more of the ordinary shares of Parent immediately after the Implementation, as determined under Section 367 of the Code and the Treasury Regulations promulgated thereunder, may enter into (and cause to be filed with the IRS) a gain recognition agreement in accordance with Treasury Regulations Section 1.367(a)-8. Upon the written request of any such SPAC Stockholder made following the Implementation Date, Parent shall (i) use reasonable best efforts to furnish to such SPAC Stockholder such information as such SPAC Stockholder reasonably requests in connection with such SPAC Stockholder’s preparation of a gain recognition agreement, and (ii) use reasonable best efforts to provide such SPAC Stockholder with the information reasonably requested by such SPAC Stockholder for purposes of determining whether there has been a gain “triggering event” under the terms of such SPAC Stockholder’s gain recognition agreement, in each case, at the sole cost and expense of such requesting SPAC Stockholders.

4.12	Following the Implementation Date, Parent shall, or shall cause the Surviving SPAC to, comply with the tax reporting obligations of Treasury Regulations Section 1.367(a)-3(c)(6).

4.13	Any Transfer Taxes incurred in connection with the Transactions shall be paid by Parent. The Party required by applicable Law to file any Tax Returns with respect to such Transfer Taxes shall be responsible for the preparation and filing of such Tax Return, provided, that Parent, Surviving SPAC, and PlayUp shall cooperate in filing, when required by applicable Law, all necessary documentation and Tax Returns with respect to such Transfer Taxes.

4.14	For at least six (6) months following the Implementation Date, Parent shall:

(a)	continue SPAC’s “historic business” (within the meaning of Treasury Regulations Section 1.368-1(d)(2)), or use a significant portion of SPAC’s “historic business assets” (within the meaning of Treasury Regulations Section 1.368-1(d)(3)) in a business; and

(b)	continue PlayUp’s “historic business” (within the meaning of Treasury Regulations Section 1.368-1(d)(2)), or use a significant portion of PlayUp’s “historic business assets” (within the meaning of Treasury Regulations Section 1.368-1(d)(3)) in a business.

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4.15	Within two (2) years following the Implementation Date:

(a)	Parent will not cause Surviving SPAC to:

(i)	dispose of more than 50% of the assets held by SPAC at the Implementation Date pursuant to one or more distributions or other transfers where Surviving SPAC does not receive an exchange of net value in such transfer;

(ii)	make any distribution or other transfer that fails to satisfy the requirements of Treasury Regulations Section 1.368-2(k)(1)(i) (in the case of a distribution), Treasury Regulations Section 1.368-2(k)(1)(ii) (in the case of a transfer other than a distribution); or

(iii)	otherwise take any action that would result in an actual or deemed liquidation of Surviving SPAC for U.S. federal income tax purposes.

(b)	Parent will not cause PlayUp to:

(i)	dispose of more than 50% of the assets held by PlayUp at the Implementation Date pursuant to one or more distributions or other transfers where PlayUp does not receive an exchange of net value in such transfer;

(ii)	make any distribution or other transfer that fails to satisfy the requirements of Treasury Regulations Section 1.368-2(k)(1)(i) (in the case of a distribution), Treasury Regulations Section 1.368-2(k)(1)(ii) (in the case of a transfer other than a distribution); or

(iii)	otherwise take any action that would result in an actual or deemed liquidation of PlayUp for U.S. federal income tax purposes Implementation of the Scheme

5	Implementation of the Scheme

PlayUp’s obligations

5.1	PlayUp must, acting at all times in good faith, take all steps within its control and reasonably necessary to propose and implement the Scheme as soon as reasonably practicable and, without limiting the foregoing, substantially in accordance with the Timetable and in particular must:

Scheme Booklet

(a)	as soon as practicable after the date of this deed, prepare the Scheme Booklet (excluding the SPAC Information, the Independent Expert’s Report, the Investigating Accountant’s Report and any other report or letter issued by someone other than PlayUp) in accordance with all applicable Laws and in particular with the Corporations Act, Corporations Regulations, RG 60 and other relevant Regulatory Guides;

Independent Expert’s Report

(b)	promptly after the date of this deed (if the Independent Expert has not been appointed prior to the date of this deed) appoint an Independent Expert to provide the Independent Expert’s Report (and request that the Independent Expert opines on whether or not the Capital Reduction and Scheme is in the best interests of PlayUp Shareholders), and provide any assistance and information reasonably requested by the Independent Expert to enable it to prepare the Independent Expert’s Report (including any updates to such report);

Investigating Accountant’s Report

(c)	jointly with SPAC, appoint the Investigating Accountant and provide any assistance and information reasonably requested by the Investigating Accountant to enable it to prepare the Investigating Accountant’s Report.

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PlayUp Information

(d)	prepare and promptly provide to SPAC any information that SPAC reasonably requires regarding PlayUp, the PlayUp Group and the Merged Group for inclusion in the Registration/Proxy Statement, and must use reasonable best efforts to ensure the PlayUp Information complies, in all material respects, with all applicable Laws, including by conducting appropriate due diligence and verification processes in relation to it.

Consultation

(e)	consult with SPAC in relation to the Scheme Booklet including by:

(i)	providing to SPAC drafts of the Scheme Booklet and the Independent Expert’s Report for the purpose of enabling SPAC to review and comment on those draft documents. In relation to the Independent Expert’s Report, SPAC’s review is to be limited to a factual accuracy review and PlayUp makes no representation as to the extent to which the Independent Expert will receive or consider those comments;

(ii)	taking into account in good faith all comments made by SPAC when producing a revised draft of the Scheme Booklet;

(iii)	providing SPAC with a final draft of the Scheme Booklet within a reasonable time before the Scheme Booklet is finalised, to enable SPAC to review that draft before the date of its submission to ASIC for approval pursuant to section 411(2) of the Corporations Act; and

(iv)	obtaining written consent from SPAC for the form and content in which the SPAC Information appears in the Scheme Booklet;

Verification

(f)	undertake appropriate verification processes in relation to the Scheme Booklet (other than the SPAC Information, the Independent Expert’s Report, the Investigating Accountant’s Report and any other report or letter issued by someone other than PlayUp);

Liaison with ASIC

(g)	as soon as reasonably practicable after the date of this deed:

(i)	provide an advanced draft of the Scheme Booklet to ASIC for its review and approval for the purposes of section 411(2) of the Corporations Act; and

(ii)	liaise with ASIC during the period of its consideration of that draft of the Scheme Booklet and keep SPAC reasonably informed of any matters raised by ASIC in relation to the Scheme Booklet and use reasonable endeavours, in consultation with SPAC, to resolve any such matters;

Approval of Scheme Booklet

(h)	as soon as reasonably practicable after the conclusion of the review by ASIC of the Scheme Booklet, procure that a meeting of the PlayUp Board is held to consider approving the Scheme Booklet for despatch to the PlayUp Shareholders, subject to orders of the Court under section 411(1) of the Corporations Act;

Section 411(17)(b) statements

(i)	apply to ASIC for the production of:

(i)	an indication of intent letter stating that ASIC does not intend to appear before the Court on the First Court Date; and

(ii)	a statement under paragraph 411(17)(b) of the Corporations Act stating that ASIC has no objection to the Scheme;

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Court documents

(j)	prepare the Court documents for the purposes of the Court hearings held for the purposes of section 411(1) and 411(4)(b) of the Corporations Act in relation to the Scheme, provide a draft of those documents to SPAC and, acting reasonably and in good faith, take into account all reasonable comments from SPAC on those drafts, provided that such comments are provided in a timely manner;

Parent and SPAC representation at Court hearings

(k)	allow, and not oppose, any application by the Parent or SPAC for leave of the Court to be represented by counsel at the Court hearings convened for the purposes of section 411(4)(b) of the Corporations Act;

First Court hearing

(l)	lodge all documents with the Court and take all other reasonable steps to ensure that promptly after, and provided that, the approval in clause 5.1(h) has been received, an application is heard by the Court for an order under section 411(1) of the Corporations Act directing PlayUp to convene the Scheme Meeting;

Registration of Scheme Booklet

(m)	if the Court directs PlayUp to convene the Scheme Meeting, as soon as possible after such orders are made, request ASIC to register the explanatory statement included in the Scheme Booklet in relation to the Scheme in accordance with section 412(6) of the Corporations Act;

Despatch Scheme Booklet

(n)	as soon as reasonably practicable following registration of the Scheme Booklet by ASIC, despatch the Scheme Booklet to PlayUp Shareholders following SPAC’s written consent to the inclusion of the SPAC Information in the form and context in which the SPAC Information appears in such version of the Scheme Booklet (which consent must not be unreasonably withheld or delayed);

Supplementary disclosure

(o)	if, after despatch of the Scheme Booklet until the date of the Scheme Meeting, PlayUp becomes aware:

(i)	that information included in the Scheme Booklet is or has become misleading or deceptive in any material respect (whether by omission or otherwise); or

(ii)	of information that is required to be disclosed to PlayUp Shareholders under any applicable Law or RG 60 but was not included in the Scheme Booklet,

promptly consult with SPAC in good faith as to the need for, and form of, any supplementary disclosure to PlayUp Shareholders, and make any such disclosure that it considers reasonably necessary in the circumstances, having regard to applicable Laws and RG 60. Such consultation with SPAC includes, to the extent reasonably practicable, providing SPAC with a reasonable opportunity to review and comment on such disclosure before it is made and must consider in good faith any comments provided by or on behalf of SPAC, provided the comments are given in a timely manner. To the extent that the supplementary disclosure relates to (or constitutes) SPAC Information, it may only be made with SPAC’s prior written consent (which consent must not be unreasonably withheld or delayed);

Convening the Scheme Meeting

(p)	convene and hold the Scheme Meeting in accordance with the orders made by the Court pursuant to section 411(1) of the Corporations Act;

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Convening the General Meeting

(q)	convene and hold the General Meeting in accordance with the requirements of the Corporations Act;

Representation

(r)	procure that it is represented by counsel at the Court hearings convened for the purposes of section 411(1) and section 411(4)(b) of the Corporations Act;

Court approval application

(s)	if the resolutions submitted to the Scheme Meeting are passed by the requisite majorities under section 411(4)(a)(ii) of the Corporations Act (or, where clause 3.11 applies, the majority required under section 411(4)(a)(ii)(B) of the Corporations Act) and, if necessary, the parties agree on the Business Day immediately following the Scheme Meeting that it can be reasonably expected that all of the Conditions will be satisfied or waived prior to 8:00am on the proposed Second Court Date, apply (and, to the extent necessary, re-apply) to the Court for orders approving the Scheme;

Second Court hearing

(t)	subject to the Conditions (other than the Condition set out in clause 3.1(f) (Court approval)) being satisfied or waived in accordance with clause 3, apply to the Court for orders under section 411(4)(b) of the Corporations Act approving the Scheme;

Lodge copy of Court order

(u)	if the Scheme is approved by the Court, lodge with ASIC an office copy of the Court order in accordance with section 411(10) of the Corporations Act approving the Scheme by no later than the Business Day after the date on which the Court order was made (or such later date as agreed in writing by the Parent);

Implementation

(v)	if the Scheme becomes Effective:

(i)	finalise and close the PlayUp Share Register as at the Scheme Record Date and determine the identity of the Scheme Shareholders and their entitlements to the Scheme Consideration in accordance with the Scheme;

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(ii)	provide to the Parent, or procure that the PlayUp Registry provides to the Parent, all necessary information about the Scheme and the Scheme Shareholders that the Parent reasonably requires in order for the Parent to provide, or procure the provision of the Scheme Consideration in accordance with the Scheme;

(iii)	take all necessary steps to implement the Capital Reduction, including by cancelling all PlayUp Shares on the Implementation Date;

(iv)	on the Implementation Date, immediately following the cancellation of all PlayUp Shares under the Capital Reduction, issue one PlayUp Share to Parent as consideration for the issuance of the Parent Shares as Scheme Consideration; and

(v)	do all other things contemplated by or necessary to give effect to the Scheme and the orders of the Court approving the Scheme;

Documents

(w)	consult with SPAC in relation to the content of the documents required for the purpose of the Scheme (including originating process, affidavits, submissions and draft minutes of Court orders); and

Compliance with laws

(x)	do everything reasonably within its power to ensure that all transactions contemplated by this deed are effected in accordance with all applicable Laws.

SPAC’s obligations

5.2	SPAC must, acting at all times in good faith take all steps within its control and reasonably necessary to assist PlayUp to implement the Scheme as soon as reasonably practicable and, without limiting the foregoing, substantially in accordance with the Timetable and in particular must:

SPAC Information

(a)	as soon as reasonably practicable after the date of this deed, prepare and promptly provide to PlayUp the SPAC Information for inclusion in the Scheme Booklet in accordance with all applicable Laws (including the Corporations Act and the Corporations Regulations), applicable Takeovers Panel guidance notes, RG 60 and other relevant Regulatory Guides;

Drafts of Scheme Booklet

(b)	review the drafts of the Scheme Booklet prepared by PlayUp and provide comments promptly on those drafts in good faith;

Confirmation of SPAC Information

(c)	subject to clause 5.10, promptly after PlayUp requests that it does so, confirm in writing to PlayUp that it consents to the inclusion of the SPAC Information in the Scheme Booklet (and PlayUp must not lodge the Scheme Booklet with ASIC until such approval is obtained from the SPAC), in the form and context in which the SPAC Information appears;

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Independent Expert

(d)	promptly provide all assistance and information reasonably requested by PlayUp or the Independent Expert to enable the Independent Expert to prepare the Independent Expert’s Report (including any updates to such report);

Investigating Accountant

(e)	jointly with PlayUp, appoint the Investigating Accountant and provide assistance and information reasonably required by the Investigating Accountant to enable it to prepare the Investigating Accountant’s Report;

Due diligence and verification

(f)	undertake appropriate due diligence and verification processes in relation to SPAC Information;

Assistance with Scheme Booklet and Court documents

(g)	promptly provide any assistance or information reasonably requested by PlayUp or its Advisers in connection with the preparation of the Scheme Booklet (including any supplementary disclosure to PlayUp Shareholders) and any documents required to be filed with the Court in respect of the Scheme;

Representation

(h)	procure that, if requested by PlayUp, SPAC is represented by counsel at the Court hearings convened for the purposes of section 411(4)(b) of the Corporations Act;

Deed Poll

(i)	by no later than the Business Day prior to the First Court Date, execute and deliver to PlayUp the SPAC Deed Poll;

Accuracy of SPAC Information

(j)	as soon as reasonably practicable after receipt of the final draft Scheme Booklet from PlayUp, and in any event, before a draft of the Scheme Booklet is lodged with ASIC, and again before the Scheme Booklet is dispatched to PlayUp Shareholders, confirm in writing to PlayUp the accuracy of the SPAC Information in the Scheme Booklet, including that it does not contain any material statement that is false or misleading in a material respect, whether because of any material omission from that statement or otherwise;

Update SPAC Information

(k)	until the date of the Scheme Meeting, promptly provide to PlayUp any information that arises after the Scheme Booklet has been despatched that is necessary to ensure the SPAC Information contained in the Scheme Booklet does not contain any material statement that is false or misleading in a material respect including because of any material omission from that statement;

Promote merits of Transaction

(l)	unless the SPAC Board shall have made a SPAC Board Recommendation Change in accordance with clause 6.1, participate in efforts reasonably requested by PlayUp to promote the merits of the Transaction, including meeting with key PlayUp Shareholders at the reasonable request of PlayUp; and

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Compliance with Laws

(m)	do everything reasonably within its power to ensure that all transactions contemplated by this deed are effected in accordance with all applicable Laws.

Parent’s obligations

5.3	Parent must acting at all times in good faith take all steps within its control and reasonably necessary to assist PlayUp to implement the Scheme as soon as reasonably practicable and, without limiting the foregoing, substantially in accordance with the Timetable and in particular must:

Consent

(a)	provide a consent and use reasonable best efforts to obtain consents from third parties in such form as PlayUp reasonably requires in relation to the form and content in which information about Parent appears in the Scheme Booklet;

Deed Poll

(b)	no later than the Business Day prior to the First Court Date, sign and deliver the Deed Poll;

Scheme Consideration

(c)	if the Scheme becomes Effective, provide the Scheme Consideration in the manner and amount contemplated by this deed and the terms of the Scheme; and

PlayUp Shareholder

(d)	if the Scheme becomes Effective, on the Implementation Date and subject to the cancellation of all PlayUp Shares under the Capital Reduction, do all things necessary to subscribe for a PlayUp Share and otherwise agree to become a member of PlayUp in accordance with the constitution of PlayUp.

Court process

5.4	The SPAC and PlayUp are entitled to separate representation at all Court proceedings affecting the Transaction.

5.5	This deed does not give PlayUp or SPAC any right or power to give undertakings to the Court for or on behalf of the other without that other party’s written consent.

5.6	Subject to clause 5.7, PlayUp and SPAC must give all undertakings to the Court in all Court proceedings which are reasonably required to obtain Court approval and confirmation of the Scheme as contemplated by this deed.

5.7	If the Court requests PlayUp or SPAC to give an undertaking to the Court which PlayUp or SPAC (as applicable) does not believe is reasonable or usual in the circumstances:

(a)	PlayUp and SPAC must consult with each other in good faith as to whether to appeal the Court’s decision; and

(b)	PlayUp must appeal the Court’s decision unless PlayUp and SPAC agree otherwise or an independent senior counsel opines that, in his or her view, an appeal would have no reasonable prospect of success.

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5.8	If the Court refuses to make any orders directing PlayUp to convene the Scheme Meeting or approving the Scheme, PlayUp and SPAC must:

(a)	consult with each other in good faith as to whether to appeal the Court’s decision; and

(b)	appeal the Court decision unless PlayUp and SPAC agree otherwise or an independent senior counsel opines that, in his or her view, an appeal would have no reasonable prospect of success.

Responsibility statements

5.9	The Scheme Booklet will include a responsibility statement, in a form to be agreed by the parties, which will contain words to the following effect:

(a)	SPAC will be responsible for the SPAC Information contained in the Scheme Booklet and, to the maximum extent possible at Law, PlayUp will not be responsible for any SPAC Information and will disclaim any Liability for SPAC Information appearing in the Scheme Booklet; and

(b)	PlayUp will be responsible for the PlayUp Information contained in the Scheme Booklet and, to the maximum extent possible at Law, SPAC will not be responsible for the PlayUp Information appearing in the Scheme Booklet and will disclaim any Liability for the PlayUp Information appearing in the Scheme Booklet.

Disagreement on content

5.10	If SPAC and PlayUp disagree on the form or content of the Scheme Booklet, they must consult in good faith to try to settle an agreed form of the Scheme Booklet. If after two Business Days complete agreement is not reached after reasonable consultation, then:

(a)	where the determination relates to SPAC Information, SPAC, acting reasonably and in good faith will make the final determination, acting reasonably, as to the form and content of the SPAC Information; and

(b)	in any other case, PlayUp, acting reasonably and in good faith, will make the final determination as to the form and content of the Scheme Booklet.

6	Board recommendation

SPAC Board Recommendation

6.1	Except as required by applicable Law, SPAC must ensure that the SPAC Board unanimously recommends that SPAC Stockholders vote in favour of the SPAC Proposals and must not change, withdraw, or adversely qualify that recommendation (a “SPAC Board Recommendation Change”); provided that, notwithstanding anything herein or in the BCA to the contrary, at any time prior to obtaining the SPAC Stockholder Approval, the SPAC Board may make a SPAC Board Recommendation Change and include such SPAC Board Recommendation Change in the Registration/Proxy Statement if the independent directors (as defined in the NASDAQ listing standards and applicable SEC rules) then serving on the SPAC Board unanimously determine in good faith (after having received advice from its external legal advisors and, if appropriate, financial advisors) that the failure to make a SPAC Board Recommendation Change would constitute a breach of the SPAC Board’s fiduciary duties to the holders of Class A common stock of SPAC under applicable Law.

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No SPAC Competing Transaction

6.2	Except as required by applicable Law or permitted by clause 6.1, SPAC must ensure that no SPAC Director:

(a)	fails to make, changes, withdraws or adversely modifies his or her recommendation to SPAC Stockholders that they vote in favour of the SPAC Proposals or otherwise makes a public statement indicating that the SPAC Director no longer supports the SPAC Proposals; or

(b)	recommends, supports or endorses a SPAC Competing Transaction.

6.3	SPAC must not accept or enter into any agreement, arrangement or understanding to give effect to or implement a SPAC Competing Transaction.

7	Conduct of business

Conduct of PlayUp business

7.1	Subject to clause 7.2 from the date of this deed up to and including the Implementation Date, PlayUp must:

(a)	conduct its business, and cause each of its Subsidiaries to conduct their businesses:

(i)	in the ordinary and usual course of business and in compliance in all material respects with all applicable Laws and regulatory approvals; and

(ii)	consistent with past practice, in generally the same manner as conducted in the 12 months prior to the date of this deed; and

(b)	use reasonable endeavours to:

(i)	preserve intact PlayUp Group’s current business organisation;

(ii)	maintain the condition of its business and assets in accordance with the ordinary course of its business;

(iii)	preserve their relationships with Government Agencies, customers, suppliers, landlords, licensors, licensees and others having material business dealings with them; and

(iv)	retain the services of key employees,

provided that:

(c)	PlayUp is expressly permitted to:

(i)	pay down indebtedness;

(ii)	make distributions to PlayUp Shareholders of Unrestricted Cash (whether by way of dividend, capital reduction or otherwise);

(iii)	borrow money and otherwise incur, assume, guarantee or become liable for further indebtedness (including granting security in connection with such activities); provided that any funds received by PlayUp in connection with such actions will be used to fund and provide liquidity for PlayUp and will not be available for distribution to PlayUp Shareholders;

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(iv)	raise capital through the issue of PlayUp Shares or securities or rights convertible or exercisable into PlayUp Shares;

(v)	issue PlayUp Shares or securities or rights convertible or exercisable into PlayUp Shares in accordance with the terms of any employment agreements or arrangements, or any award agreements under PlayUp’s employee incentive plans, without the consent of SPAC; and

(d)	PlayUp is expressly permitted to acquire any business, entity or undertaking or asset, following consultation with SPAC.

PlayUp permitted activities

7.2	The obligations of PlayUp under clause 7.1 do not apply in respect of any matter:

(a)	required or permitted to be done by this deed or the Scheme, the BCA or the other Transaction Documents, or the transactions contemplated thereunder;

(b)	to the extent it is Fairly Disclosed in the PlayUp Disclosure Materials;

(c)	required by Law or Order;

(d)	relating to or in connection with any current or future claims, proceedings, disputes, complaints, settlements, investigations or reviews arising from, directly or indirectly, any litigation Fairly Disclosed in the manner contemplated under clause 7.2(b); or

(e)	relating to or in connection with the PlayUp Group’s market access agreements or licencing commitments;

(f)	required to be done to reasonably and prudently respond to an emergency or disaster (including a situation giving rise to a risk of personal injury or material damage to property); or

(g)	the undertaking of which SPAC has previously approved in writing (which approval must not be unreasonably withheld or delayed).

Change of control

7.3	As soon as practicable after the date of this deed, PlayUp must:

(a)	seek to identify any change of control or unilateral termination rights in any material contract (including any lease) to which a member of the PlayUp Group is party which may be triggered by the implementation of the Transaction (Change of Control Requirements); and

(b)	use all reasonable endeavours to agree a proposed strategy with SPAC to obtain any consents required in accordance with the terms of any identified Change of Control Requirements, and to then expeditiously seek those consents in accordance with the agreed strategy.

7.4	A failure to obtain any counterparty consent will not constitute a breach of this deed by PlayUp.

7.5	SPAC must cooperate with, and provide all reasonable assistance to, PlayUp to obtain such consents or confirmations in relation to any identified Change of Control Requirements, including by promptly providing any information reasonably required by counterparties.

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SPAC conduct of business

7.6	Subject to clause 7.7, SPAC must from the date of this deed up to and including the Implementation Date:

(a)	maintain the condition of its business and assets in accordance with the ordinary course of its business;

(b)	preserve its relationships with Government Agencies, suppliers, landlords, licensors, and others having material business dealings with them;

(c)	retain the services of key employees; and

(d)	not take of fail to take any action that constitutes a SPAC Prescribed Occurrence.

7.7	The obligations of SPAC under clause 7.6 do not apply in respect of any matter:

(a)	required or permitted to be done by this deed or the Scheme, the BCA or the other Transaction Documents;

(b)	required by Law or Order;

(c)	required to be done to reasonably and prudently respond to an emergency or disaster (including a situation giving rise to a risk of personal injury or material damage to property); or

(d)	the undertaking of which the PlayUp has previously approved in writing (which approval must not be unreasonably withheld or delayed).

Parent conduct of business

7.8	Except (i) to the extent contemplated by this document, the BCA, the Scheme, or any other Transaction Document or (ii) with the prior approval of PlayUp and SPAC (which approval must not be unreasonably withheld or delayed) Parent must not, from the date of this deed up to and including the Implementation Date:

(a)	carry on business, grant any right or incur any Liability;

(b)	convert all or any of its shares into a larger or smaller number of shares;

(c)	permit any transfer of its shares to occur, or any Encumbrance or trust to be created over or in respect of its shares (or any interest in them);

(d)	resolve to reduce its share capital in any way or resolve to reclassify, combine, split or redeem or repurchase directly or indirectly any of its shares;

(e)	repurchase, redeem or otherwise acquire any shares of capital stock of Parent, or agree to do any of the foregoing, enter into a buy-back agreement; or resolve to approve the terms of a buy-back agreement;

(f)	make or declare, or announce an intention to make or declare, any distribution (whether by way of dividend, capital reduction or otherwise and whether in cash or in specie);

(g)	issue any shares, grant an option over its shares, or agree to make an issue of or grant an option over shares

(h)	issue or agree to issue securities or other instruments convertible into shares

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(i)	adopt a new constitution or modify or repeal its constitution or a provision of it;

(j)	acquire or dispose of, agree to acquire or dispose of, or offer, propose, announce a bid or tenders for any business, entity or undertaking or assets;

(k)	create, or agree to create, any Encumbrance over or declares itself the trustee of any of its business or property;

(l)	merge or consolidate with any other person or restructure, reorganise or completely or partially liquidates or dissolve;

(m)	become Insolvent;

(n)	enter into any agreement, contract or commitment;

(o)	engage any employee;

(p)	incur, assume, guarantee or become liable for any indebtedness;

(q)	incur or make any expenditure;

(r)	own any real or personal property; or

(s)	commence any legal proceedings, or threaten to do so.

8	Representations and warranties

Qualifications on the SPAC Representations and Warranties

8.1	Each of the SPAC Representations and Warranties are subject to matters:

(a)	set forth in any SPAC SEC Reports (excluding any disclosures in such SPAC SEC Reports under the headings “Risk Factors”, “Forward Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature); and

(b)	required or permitted to be done by this deed or the Scheme, the BCA or other Transaction Documents.

SPAC representations and warranties

8.2	The SPAC represents and warrants to PlayUp that:

Validly existing

(a)	SPAC is a validly existing corporation registered under the Laws of its place of incorporation;

Authority and power

(b)	the execution and delivery of this deed, and each other Transaction Document to which it is a party (including the SPAC Deed Poll) has been properly authorised by all necessary corporate action and, subject to SPAC Stockholder Approval, the SPAC has full capacity, corporate power and lawful authority to execute and deliver such documents and to perform or cause to be performed its obligations under such documents;

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No brokers

(c)	neither SPAC nor any of its officers or directors has employed any broker, finder or financial adviser or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Scheme or transactions contemplated by the Transaction Documents;

No default

(d)	the execution and delivery of this deed, and each other Transaction Document to which it is a party, by SPAC does not and the execution and delivery by SPAC of the SPAC Deed Poll will not, conflict with or result in a breach of or default under any provision of any SPAC’s constituent documents or any writ, order or injunction, rule, contracts, agreement, obligation or regulation to which the SPAC is a party or is bound;

Deed binding

(e)	this deed, and each other Transaction Document to which it is a party (including the SPAC Deed Poll), is a valid and binding obligation of SPAC, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity);

No approvals

(f)	Other than as expressly contemplated by clause 3 (including clause 3.1(b) (as modified by the PlayUp Disclosure Letter)), no stockholder or Regulatory Approvals are required to be obtained by SPAC in order for it to execute and perform its obligations under this deed and each other Transaction Document to which it is a party (including the SPAC Deed Poll);

SPAC Information

(g)	as at the First Court Date, the date the Scheme Booklet is despatched to PlayUp Shareholders, the date of the Scheme Meeting, the date of the Registration/Proxy Statement, or any amendment or supplement thereto is filed with the SEC or the SPAC Proxy Statement or any amendment or supplement thereto is mailed to the SPAC Stockholders, and at the time of the SPAC Stockholder Meeting, the SPAC Information in the Scheme Booklet and the Registration/Proxy Statement (as updated by the SPAC Information in any supplementary disclosure to PlayUp Shareholders) will:

(i)	comply in all material respects with the requirements of all applicable Laws (including the Corporations Act, Corporations Regulations, RG 60 and other relevant Regulatory Guides); and

(ii)	not be misleading or deceptive in any material respect (whether by omission or otherwise);

New information

(h)	SPAC will, as a continuing obligation, provide to PlayUp all further or new information which arises after the Scheme Booklet has been dispatched to PlayUp Shareholders until the date of the Scheme Meeting which is necessary to ensure that the SPAC Information is not misleading or deceptive in any material respect (including by way of omission);

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Independent Expert

(i)	all information provided by or on behalf of SPAC to the Independent Expert to enable the Independent Expert’s Report to be included in the Scheme Booklet to be prepared and completed will not be misleading or deceptive in any material respect (whether by omission or otherwise) and will be provided in good faith and on the understanding that the Independent Expert will rely upon that information for the purposes of preparing the Independent Expert’s Report for inclusion in the Scheme Booklet;

Other dealings

(j)	neither SPAC nor any of its Associates has any agreement, arrangement or understanding with any Scheme Shareholder under which that Scheme Shareholder (or an Associate of that Scheme Shareholder) would be entitled to receive consideration for their Scheme Shares different from the Scheme Consideration or under which the Scheme Shareholder agrees to vote in favour of the Scheme or against any Competing Proposal;

Dealings with officers and employees

(k)	neither SPAC nor any of its Associates has any agreement, arrangement or understanding with any director, officer or employee of any PlayUp Group member relating in any way to the Transaction other than the Transaction Documents;

Dealings in PlayUp securities

(l)	as at the date of this deed:

(i)	SPAC and its Associates do not have a Relevant Interest in any PlayUp Shares; and

(ii)	SPAC and each of its Associates have not entered into any agreement or arrangement that confers rights the economic effect of which is equivalent or substantially equivalent to holding, acquiring or disposing of securities in any PlayUp Group member or of any assets of any PlayUp Group member (including cash-settled derivative contracts, contracts for difference or other derivative contracts);

Insolvency Event or regulatory action

(m)	SPAC is not Insolvent, nor has any regulatory action of any nature been taken that would prevent or restrict its ability to fulfil its obligations under this deed, the Scheme or any other Transaction Document to which it is a party (including the Deed Poll);

Taxes

(n)	except as would not reasonably be expected to have, individually or in aggregate, a SPAC Material Adverse Effect:

(i)	all Tax Returns required to be lodged by SPAC have been lodged on a timely basis and in accordance with Tax Law with the relevant Government Agency and are or will be true, complete and correct in all material respects;

(ii)	all Taxes for which SPAC is liable that are or have been due and payable, including any penalty or interest, have been paid or appropriately provided or reserved for in the financial statements of SPAC, and any obligation on SPAC under any Tax Law to withhold amounts at source on account of Tax has been complied with;

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(iii)	there is no current, pending or threatened audit, review, questionnaire, investigation or dispute between SPAC and any Government Agency in respect of any Tax, and no such activity is anticipated, nor, to SPAC’s knowledge, is there any current, pending or threatened audit, review, questionnaire, investigation or dispute of SPAC;

(iv)	SPAC has maintained proper and adequate records to enable it to comply with its obligations to:

(A)	prepare and submit any information, notices, computations, returns and payments required in respect of any Tax Law;

(B)	prepare any accounts necessary for the compliance of any Tax Law; and

(C)	retain necessary records as required by any Tax Law;

(v)	SPAC is not, and has not been, a member or part of or otherwise subject to any income tax of a consolidated group, GST group or other grouping arrangements in respect of Taxes;

(vi)	SPAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) in, or otherwise conduct a trade or business in, any jurisdiction outside of the United States;

(vii)	to SPAC’s knowledge, SPAC has not entered into or been party to any transaction which contravenes the anti-avoidance provisions of any Tax Law;

(viii)	SPAC has taken no action which has or might alter or prejudice or fail to comply with any arrangement, agreement or Tax ruling which has previously been negotiated with or obtained from the relevant Government Agency or under any Tax Law;

(ix)	SPAC is not, or is not expected to become, liable to pay, reimburse or indemnify any person in respect of any Tax because of the failure of any other person to discharge that Tax;

(x)	SPAC has been a resident for Tax purposes solely in the jurisdiction of its incorporation;

(xi)	SPAC is in material compliance with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology between Sponsor and SPAC. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property) provided by or to Sponsor or SPAC are arm’s-length prices for purposes of all applicable transfer pricing Laws;

(xii)	where SPAC has claimed any support, financial assistance, payment, deferral or relief in connection with COVID-19 from any Government Agency or under any law, SPAC:

(A)	has satisfied all requirements under applicable laws and administrative practices of the Government Agency; and

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(B)	has satisfied, received and otherwise complied with all applicable authorisations (including administrative practices of the Government Agency), to receive such support, assistance, payment or relief;

(xiii)	SPAC does not have any Subsidiaries; and

Issued capital

(o)	the issued capital of SPAC as of the date of this deed is as follows:

(i)	30,000,000 SPAC Class A Common Shares;

(ii)	7,500,000 SPAC Class B Common Shares;

(iii)	15,000,000 SPAC Public Warrants; and

(iv)	8,000,000 SPAC Private Warrants,

and SPAC has not issued (and has not agreed to issue) any other SPAC Shares, or options, performance rights, warrants, convertible notes, instruments or other securities that may convert into SPAC Shares.

PlayUp representations and warranties

8.3	PlayUp represents and warrants to SPAC that:

Validly existing

(a)	PlayUp is a validly existing corporation registered under the Laws of its place of incorporation;

Authority and power

(b)	the execution and delivery of this deed, and each other Transaction Document to which it is a party, by PlayUp has been properly authorised by all necessary corporate action and, subject to PlayUp Shareholder Approvals, PlayUp has full capacity, corporate power and lawful authority to execute and deliver such documents and to perform or cause to be performed its obligations under such documents;

No brokers

(c)	neither PlayUp nor any of its officers or directors has employed any broker, finder or financial adviser or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Scheme or transactions contemplated by the Transaction Documents;

No default

(d)	the execution and delivery of this deed, and each other Transaction Document to which it is a party, by PlayUp does not conflict with or result in a breach of or default under any provision of PlayUp’s constitution or any writ, order or injunction, rule, contracts, agreement, obligation or regulation to which PlayUp is a party or is bound;

Deed binding

(e)	this deed, and each other Transaction Document to which it is a party, is a valid and binding obligation of PlayUp, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity);

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No approvals

(f)	other than as expressly contemplated by clause 3, no shareholder or Regulatory Approvals are required to be obtained by PlayUp in order for it to execute and perform its obligations under this deed and each other Transaction Document to which it is a party;

PlayUp Information

(g)	as at the First Court Date, the date the Scheme Booklet is despatched to PlayUp Shareholders and the date of the Scheme Meeting, the PlayUp Information in the Scheme Booklet (as updated by PlayUp Information in any supplementary disclosure to PlayUp Shareholders) will:

(i)	comply in all material respects with the requirements of all applicable Laws (including the Corporations Act, Corporations Regulations, RG 60 and other relevant Regulatory Guides); and

(ii)	not be misleading or deceptive in any material respect (whether by omission or otherwise);

New information

(h)	PlayUp will, as a continuing obligation (but in respect of SPAC Information, only to the extent that SPAC provides PlayUp with updates to the SPAC Information), ensure that the Scheme Booklet is updated and supplemented to include all further and new information which arises and PlayUp becomes aware of after the Scheme Booklet has been despatched to PlayUp Shareholders until the date of the Scheme Meeting which is necessary to ensure that the Scheme Booklet is not misleading or deceptive in any material respect (including by way of omission);

Independent Expert

(i)	all information provided by or on behalf of PlayUp to the Independent Expert to enable the Independent Expert’s Report to be included in the Scheme Booklet to be prepared and completed will not be misleading or deceptive in any material respect (whether by omission or otherwise) and will be provided in good faith and on the understanding that the Independent Expert will rely upon that information for the purposes of preparing the Independent Expert’s Report for inclusion in the Scheme Booklet;

Issued capital

(j)	the issued capital of PlayUp as of the date of this deed is as follows:

(i)	28,041,471 PlayUp Shares;

(ii)	5,200,764 PlayUp Options (excluding Employee Share Options);

(iii)	1,038,678 Employee Share Options;

(iv)	35 US $1,000,000.00 denominated PlayUp Convertible Notes,

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and PlayUp has not issued (and has not agreed to issue) any other PlayUp Shares, or options, performance rights, warrants, convertible notes, instruments or other securities that may convert into PlayUp Shares; and

(k)	Appendix 2 of the PlayUp Disclosure Letter sets forth, with respect to each unvested Employee Share Option, (i) the exercise price, (ii) vesting schedule and (iii) the name of each registered holder (other than in respect of those registered holders who are not senior management employees of PlayUp);

Insolvency Event or regulatory action

(l)	no member of the PlayUp Group is Insolvent, nor has any regulatory action of any nature been taken that would prevent or restrict its ability to fulfil its obligations under this deed and each other Transaction Document to which it is a party;

Taxes

(m)	except as would not reasonably be expected to have, individually or in aggregate, a PlayUp Material Adverse Effect:

(i)	all Tax Returns required to be lodged by a member of the PlayUp Group have been lodged on a timely basis and in accordance with Tax Law with the relevant Government Agency and are or will be true, complete and correct in all material respects;

(ii)	all Taxes for which a member of the PlayUp Group is liable that are or have been due and payable, including any penalty or interest, have been paid or appropriately provided or reserved for in the financial statements of the PlayUp Group, and any obligation on a member of the PlayUp Group under any Tax Law to withhold amounts at source on account of Tax has been complied with;

(iii)	there is no current, pending or threatened audit, review, questionnaire, investigation or dispute between a member of the PlayUp Group and any Government Agency in respect of any Tax, and no such activity is anticipated, nor, to PlayUp’s knowledge, is there any current, pending or threatened audit, review, questionnaire, investigation or dispute of, or relating to a member of the PlayUp Group;

(iv)	each member of the PlayUp Group has maintained proper and adequate records to enable it to comply with its obligations to:

(A)	prepare and submit any information, notices, computations, returns and payments required in respect of any Tax Law;

(B)	prepare any accounts necessary for the compliance with any Tax Law; and

(C)	retain necessary records as required by any Tax Law;

(v)	no member of the PlayUp Group is, or has been, a member or part of or otherwise subject to any income tax of a consolidated group, GST group or other grouping arrangements in respect of Taxes, with an entity that is not a member of the PlayUp Group;

(vi)	no member of the PlayUp Group has a permanent establishment (within the meaning of an applicable Tax treaty) in, or otherwise conducts a trade or business in, any jurisdiction outside of the relevant member of the PlayUp Group’s place of incorporation;

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(vii)	to PlayUp’s knowledge, no member of the PlayUp Group has entered into or been party to any transaction which contravenes the anti-avoidance provisions of any Tax Law;

(viii)	no member of the PlayUp Group has taken any action which has altered or prejudiced or might alter or prejudice any arrangement, agreement or tax ruling which has previously been negotiated with or obtained from the relevant Government Agency or under any Tax Law;

(ix)	no member of the PlayUp Group is or is expected to become liable to pay, reimburse or indemnify any person in respect of any Tax because of the failure of any other person to discharge that Tax;

(x)	each member of the PlayUp Group has been a resident for tax purposes solely in the jurisdiction of incorporation;

(xi)	as at the date of this document, PlayUp is not and has not been a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law) and no member of the PlayUp Group is or has been a “passive foreign investment company” within the meaning of Section 1297 of the Code;

(xii)	no member of the PlayUp Group is or has been (i) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or (ii) treated as a U.S. corporation under Section 7874(b) of the Code;

(xiii)	each member of the PlayUp Group is in material compliance with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology between members of the PlayUp Group. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property) provided by or to a member of the PlayUp Group are arm’s-length prices for the purposes of all applicable transfer pricing Laws;

(xiv)	where a member of the PlayUp Group has claimed any support, financial assistance, payment, deferral or relief in connection with COVID-19 from any Government Agency or under any Law, the member of the PlayUp Group:

(A)	has satisfied all requirements under applicable Laws and administrative practices of the Government Agency; and

(B)	has satisfied, received and otherwise complied with all applicable authorisations (including administrative practices of the Government Agency), to receive such support, assistance, payment or relief;

Permits; Compliance

(n)	to PlayUp’s knowledge, each member of the PlayUp Group is in possession of all material necessary licenses, permits, certificates, authorizations and approvals required under applicable Law for each member of the PlayUp Group to conduct its respective business in all material respects as it is being conducted at the date of this deed (the “Permits”). To PlayUp’s knowledge, no member of the PlayUp Group is materially in breach, default or violation of: (a) any applicable Law; or (b) any Permit material to PlayUp Group’s business. No member of the PlayUp Group has received any written notice relating to the revocation, non-renewal or modification of any Permit;

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(o)	each member of the PlayUp Group (a) conducts (and since January 1, 2019 has conducted) its business in accordance with all Laws and Orders applicable to such member of the PlayUp Group and is not in violation of any such Law or Order and (b) has not received any written communications from a Government Agency that alleges that such member of the PlayUp Group is not in compliance with any Law or Order, except in each case, as is not and would not reasonably be expected to be, individually or in the aggregate, material to the PlayUp Group, taken as a whole;

Financial Statements

(p)	PlayUp will make, or has made, available to SPAC accurate and complete copies of the following financials statements: audited financial statements for the year ended June 30, 2022 (the “Financial Statements”). On the date the Financial Statements are made available, the Financial Statements will be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated, were prepared in accordance with the books and records of the PlayUp Group and fairly present, in all material respects, the financial position, results of operations and cash flows of the PlayUp Group as of the applicable date and for the period indicated therein, except as otherwise noted therein;

(q)	no member of the PlayUp Group has any material liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) that would be required by IFRS to be included in the consolidated financial statements of the PlayUp Group other than: (i) liabilities specifically reflected (or to be reflected) on and adequately reserved against in the Financial Statements, (ii) liabilities that were incurred in the ordinary course of business since June 30, 2022, (iii) contingent liabilities (regardless of reserves) disclosed or discussed in the notes to the financial statements or (iv) liabilities that would not, or would not reasonably be expected to, result in a PlayUp Material Adverse Effect;

(r)	PlayUp has established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with IFRS and to maintain accountability for the PlayUp Group’s assets;

(s)	since January 1, 2019, neither PlayUp, nor to PlayUp’s knowledge, an independent auditor of PlayUp, has identified any (i) “significant deficiency” in the internal controls over financial reporting of the PlayUp Group, (ii) “material weakness” in the internal controls over financial reporting of the PlayUp Group or (iii) fraud, whether or not material, that involves management or other employees of the PlayUp Group who have a significant role in the internal controls over financial reporting of the PlayUp Group;

(t)	since January 1, 2019, (i) no member of the PlayUp Group has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any member of the PlayUp Group or their respective internal accounting controls, and (ii) there have been no internal investigations by the PlayUp Group regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the PlayUp Board or any committee thereof, except in each case, as is not and would not reasonably be expected to be, individually or in the aggregate, material to the PlayUp Group, taken as a whole;

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Absence of Certain Changes of Events

(u)	since June 30, 2022, except as otherwise reflected in the Financial Statements or as expressly contemplated by this deed, (a) each member of the PlayUp Group has conducted its respective business in all material respects in the ordinary course (other than in connection with modifications, suspensions and/or alterations of policies or operations resulting from, or determined by PlayUp, acting reasonably and in good faith, to be advisable and reasonably necessary in response to the COVID-19 pandemic or any sanctions or similar restrictions imposed in connection with the current dispute between the Russian Federation and Ukraine) and (b) there has not been a PlayUp Material Adverse Effect;

Litigation

(v)	there is no Proceeding pending or, to PlayUp’s knowledge, threatened against any member of the PlayUp Group that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the PlayUp Group, taken as a whole. No member the PlayUp Group nor any of their respective properties or assets is subject to any Order which would result in a PlayUp Material Adverse Effect. As of the date of this deed, there are no material Proceedings by a member of the PlayUp Group pending against any other person;

Intellectual Property

(w)	PlayUp and its Subsidiaries are the sole legal and beneficial owners of all material PlayUp Owned IP and the material PlayUp Owned IP is free from Encumbrances;

(x)	to PlayUp’s knowledge, either PlayUp or its Subsidiaries owns or has a license to use all material Intellectual Property and Software which is used by, or necessary for the conduct of the business of, the PlayUp Group immediately prior to the date of this deed, other than as would not reasonably be expected to result in a PlayUp Material Adverse Effect;

(y)	all registrations of the PlayUp Registered IP are subsisting and, to PlayUp’s Knowledge, valid and in force, other than as would not reasonably be expected to result in a PlayUp Material Adverse Effect;

(z)	(i) the PlayUp Group maintains commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities, (ii) to PlayUp’s knowledge, since January 1, 2022 there has not been any material failure with respect to any of the Business Systems that has not been remedied in all material respects (including by the adoption of appropriate workarounds), other than as would not reasonably be expected to result in a PlayUp Material Adverse Effect (iii) each member of the PlayUp Group is entitled to use, exploit, publish, reproduce, distribute, licence, sell, and create derivative works of the Business Data, in substantially the same manner in which such member of the PlayUp Group did so as part of the conduct of the PlayUp Group’s business immediately prior to the date of this deed, other than as would not reasonably be expected to result in a PlayUp Material Adverse Effect;

Compliance with International Trade & Anti-Corruption Laws

(aa)	no member of the PlayUp Group nor, to PlayUp’s knowledge, any of their Authorised Persons (other than an Adviser), or any other persons acting for or on behalf of any of the foregoing, is or has been, in the last five (5) years, (i) a person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Government Agency; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned in any part, directly or indirectly, by one or more persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any person described in clauses (i) through (iii) or any country or territory which is or has, in the last five (5) years, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela and Syria);

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(bb)	in the last five (5) years, no member of the PlayUp Group has received from any Government Agency or any other person any written notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Government Agency, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case, related to, or in connection with Sanctions and Export Control Laws;

(cc)	no member of the PlayUp Group nor, to PlayUp’s knowledge, any of their Authorised Persons (other than an Adviser), or any other persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate that violate Anti-Corruption Laws or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment prohibited under any Anti-Corruption Laws;

(dd)	the PlayUp Group has adopted a system of policies, procedures, and internal controls to the extent required by applicable Anti-Corruption Laws and any such policies, procedures and internal controls are reasonably designed to prevent violations of such Anti-Corruption Laws;

Gaming

(ee)	no member of the PlayUp Group has (i) made any application for a license, certificate, registration or finding of suitability from any Gaming Regulatory Authority that has denied or revoked (for whatever reason) or (ii) withdrawn any such application (for whatever reason);

(ff)	where required to do so under Applicable Gaming Law or as requested by any Gaming Regulatory Authority, all relevant directors, officers, contractors and employees of the members of the PlayUp Group have applied for, obtained or hold personal management licenses (or jurisdictional equivalent licenses), qualifications, registrations, findings of suitability, and those licenses, registrations, qualifications or findings of suitability are pending or in full force and effect, except where the failure to obtain or maintain such licenses would not be material to the PlayUp Group, taken as a whole;

(gg)	no member of the PlayUp Group has, to the knowledge of PlayUp, done or omitted to do anything in material breach of Applicable Gaming Laws;

(hh)	no member of the PlayUp Group has received a written notice from a Government Agency alleging that the business of any member of the PlayUp Group infringes or violates any Applicable Gaming Law or is in breach of the terms of any Gaming License or that such Government Agency intends to pursue any review or investigation which might conclude with the imposition of any sanction on any member of the PlayUp Group;

(ii)	as of the date hereof, no member of the PlayUp Group has been or is subject to any material: investigation, inquiry or Proceeding or other disciplinary action, whether pending or to the knowledge of PlayUp, threatened, relating to Applicable Gaming Laws, and there are no facts, matters or circumstances (i) to the knowledge of PlayUp or (ii) that first arose (regardless of whether PlayUp has knowledge) at any time in the past three (3) years, which would reasonably give rise to any such material: investigation, inquiry or Proceeding that is likely to result in the imposition of sanctions in connection with a Gaming License, may result in the revocation of a Gaming License or would be material to the PlayUp Group, taken as a whole;

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(jj)	there are no circumstances relating to any of the directors or officers of PlayUp which has affected, or could materially affect, the ability of any member of the PlayUp Group to obtain or maintain any Gaming License;

(kk)	no approvals, determinations, grants, confirmations and other conditions with respect to Gaming Regulatory Authorities are required in connection with the Transactions; and

(ll)	to the knowledge of PlayUp, (i) all licenses, certificates, registrations and findings of suitability reflect normal time periods and (ii) there is no expectation that any Government Agency will not review such license, certificate, registration or finding of suitability in the ordinary course on or prior to expiry;

Qualifications on the PlayUp Representations and Warranties

8.4	Each of the PlayUp Representations and Warranties are subject to matters:

(a)	Fairly Disclosed in, or which ought to have been expected to arise from anything Fairly Disclosed in the PlayUp Disclosure Materials;

(b)	that are within the knowledge of the SPAC as described in clause 1.4; or

(c)	required or permitted to be done by this deed or the Scheme, the BCA or other Transaction Documents.

Parent representations and warranties

8.5	Parent represents and warrants to SPAC that:

Validly existing

(a)	Parent is a validly existing corporation registered under the Laws of its place of incorporation;

Authority and power

(b)	the execution and delivery of this deed, and each other Transaction Document to which it is a party, by Parent has been properly authorised by all necessary corporate action and Parent has full capacity, corporate power and lawful authority to execute and deliver such documents and to perform or cause to be performed its obligations under such documents;

No default

(c)	the execution and delivery of this deed, and each other Transaction Document to which it is a party, by Parent does not and will not, conflict with or result in a breach of or default under any provision of Parent’s constituent documents or any writ, order or injunction, rule, contracts, agreement, obligation or regulation to which the Parent is a party or is bound;

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Deed binding

(d)	this deed, and each other Transaction Document to which it is a party, is a valid and binding obligation of Parent, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity);

No approvals

(e)	other than as expressly contemplated by clause 3, no shareholder or Regulatory Approvals are required to be obtained by Parent in order for it to execute and perform its obligations under this deed or each other Transaction Document to which it is a party;

Ownership; operations

(f)	Parent was formed on 13 September 2022 solely for the purpose of engaging in the Transactions. Parent has engaged in no other business activities, acquired no assets, engaged no employees, and has no liabilities or obligations (other than incurred in connection with the Transactions contemplated by the Transaction Documents) and has conducted its operations only as contemplated by the Transaction Documents; and

Insolvency

(g)	Parent is not Insolvent.

Survival of representations

8.6	Each representation and warranty in clauses 8.1 and 8.2:

(a)	is severable;

(b)	will terminate upon the earlier of (i) the Implementation Date or (ii) the termination of this deed; provided, that this clause 8.6(b) will not relieve any party from Liability for fraud in connection with the Transactions or for wilful breach of this deed or any Transaction Document; and

(c)	is given with the intent that Liability thereunder will not be confined to breaches which are discovered prior to the date of termination of this deed.

Timing of representations and warranties

8.7	Each representation and warranty made or given under clauses 8.1, 8.2 or 8.3 is given at the date of this deed, at the date the Scheme Booklet is despatched to PlayUp Shareholders and as at 8:00am on the Second Court Date unless that representation or warranty is expressed to be given only or also at a particular time (as the case may be), in which case it is given only or also at that time (as the case may be).

No representation or reliance

8.8	Each party acknowledges that no party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this deed, except for representations or inducements expressly set out in this deed and (to the maximum extent permitted by Law) all other representations, warranties and conditions implied by statute or otherwise in relation to any matter relating to this deed, the circumstances surrounding the parties’ entry into it and the transactions contemplated by it are expressly excluded.

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9	Exclusivity

9.1	The covenants set forth in Section 7.03 of the BCA are incorporated herein by reference.

No-shop

9.2	During the Exclusivity Period, PlayUp must ensure that neither it nor any of its Representatives directly or indirectly solicits, invites, facilitates, encourages or initiates any Competing Proposal.

No-talk

9.3	Subject to clause 9.5, during the Exclusivity Period, PlayUp must ensure that neither it nor any of its Representatives participates in any negotiations or discussions with any other person regarding a Competing Proposal.

Due diligence information

9.4	Subject to clause 9.5, during the Exclusivity Period, PlayUp must ensure that neither it nor any of its Representatives disclose any non-public information about the business or affairs of the PlayUp Group to any person (other than the SPAC or their respective Authorised Persons) with a view to obtaining a Competing Proposal.

Exceptions

9.5	Clauses 9.3 and 9.4 do not apply to the extent that they prohibit or restrict PlayUp, the PlayUp Board, or any of their Representatives from taking or refusing to take any action with respect to a Competing Proposal (in relation to which there has been no material breach of clauses 9.2, 9.3 and 9.4), provided that the PlayUp Board has determined, in good faith after:

(a)	consultation with its external financial and legal advisors, that the Competing Proposal is or may be reasonably expected to lead to a Superior Proposal; or

(b)	receiving advice from its external legal advisors, that failing to take the action or refusing to take the action (as the case may be) may be reasonably likely to constitute a breach of any PlayUp Director’s fiduciary or statutory duties, and for the avoidance of doubt, the evaluation of a Competing Proposal for the purposes of this clause 9.5 is not a breach of this clause 9.

10	Public Announcements

Public Announcements on execution

10.1	Immediately after execution of this deed, SPAC and PlayUp must issue a public announcement in a form previously agreed to in writing between them.

Public announcements

10.2	Subject to clause 10.3, no public announcement or public disclosure of the Transaction or any other transaction the subject of this deed, the Deed Poll, the SPAC Deed Poll, the BCA, the SPAC Merger or the Scheme may be made other than in a form approved by each party in writing (acting reasonably), but each party must use all reasonable endeavours to provide such approval as soon as practicable, provided that neither party will be required to consult with the other in relation to any public announcement or disclosure relating to termination of this deed.

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Required Disclosure

10.3	Where a party is required by applicable Law to make any announcement or to make any disclosure in connection with the Transaction or any other transaction the subject of this deed, the Deed Poll, the SPAC Deed Poll, the BCA, the SPAC Merger or the Scheme, it may do so despite clause 10.2, but must use all reasonable endeavours, to the extent practicable and lawful, to consult with the other party prior to making the relevant disclosure and take into account any reasonable comments received from the other party in relation to the form and content of the announcement or disclosure.

11	Termination

Termination by notice

11.1	PlayUp or the SPAC may terminate this deed by written notice to the other party at any time before 8:00am on the Second Court Date:

(a)	if the other party has materially breached this deed and the party in breach has failed to remedy the breach within ten Business Days (or such shorter period ending at 5:00pm on the Business Day before the Second Court Date) after receipt by it of a notice in writing from the terminating party setting out details of the relevant circumstances giving rise to the breach and requesting the party in breach of this deed to remedy the breach;

(b)	if the Court or another Government Agency (including any other court) has taken any action permanently restraining or otherwise prohibiting or preventing the Transaction, or has refused to do anything necessary to permit the Transaction, and the action or refusal has become final and cannot be appealed or reviewed or the party, acting reasonably, believes that there is no realistic prospect of a successful appeal or review succeeding by the End Date (provided that the party purporting to terminate this deed has complied with its obligations in clause 3.12 to the extent applicable);

(c)	in the circumstances set out in, and in accordance with, clauses 3.12 to 3.14;

(d)	if the BCA has been terminated in accordance with its terms; or

(e)	if the Effective Date for the Scheme has not occurred, or will not occur, on or before the End Date.

Termination by PlayUp

11.2	PlayUp may, by notice in writing to SPAC, terminate this deed at any time prior to 8:00am on the Second Court Date if, at any time before then:

(a)	a PlayUp Director changes, withdraws, or modifies their recommendation in respect of the Scheme that PlayUp Shareholders vote in favour of the Scheme, provided that such PlayUp Director has determined in good faith (after having received advice from its external legal advisors and, if appropriate, financial advisors), that failing to change, withdraw or modify such recommendation would constitute a breach of such PlayUp Director’s fiduciary or statutory duties to PlayUp Shareholders; or

(b)	the PlayUp Board determines that a Competing Proposal is a Superior Proposal.

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Effect of termination

11.3	In the event of termination of this deed in accordance with clauses 3.13, 11.1 or 11.2 (inclusive), this deed will cease to have force and effect without any Liability or obligation on the part of any party, except that:

(a)	this deed will become void and have no effect, except that the provisions of this clause 11.3 and clauses 1, 12, 13, 14 and 15 survive termination;

(b)	each party will retain the rights it has or may have against the other party in respect of any past breach of this deed; and

(c)	in all other respects, all future obligations of the parties under this deed will immediately terminate and be of no further force and effect including any further obligations in respect of the Scheme.

No other termination

11.4	Neither party may terminate or rescind this deed, except as permitted under clauses 3.12 to 3.14, or this clause 11, or if the parties agree in writing to terminate this deed.

12	Releases

12.1	Section 10.11 of the BCA is incorporated herein by reference.

Deeds of indemnity

12.2	Subject to the Scheme becoming Effective, SPAC and Parent each undertakes in favour of PlayUp and each other person who is a PlayUp Party and Parent Party that it will:

(a)	for seven years from the Implementation Date, ensure that the constitutions of PlayUp and each other member of the PlayUp Group and Parent continue to contain such rules as are contained in those constitutions at the date of this deed that provide for each company to indemnify each of its directors and officers against any Liability incurred by that person in his or her capacity as a director or officer of the company to any person other than a member of the Parent Group; and

(b)	procure that PlayUp and each other member of the PlayUp Group and Parent complies with any deeds of indemnity, access and insurance made by them in favour of their respective directors and officers from time to time.

12.3	Subject to the Scheme becoming Effective, PlayUp and Parent each undertakes in favour of SPAC and each other person who is a SPAC Party that it will:

(a)	for seven years from the Implementation Date, ensure that the SPAC Certificate of Incorporation and the organizational documents of Parent contain such rules as are contained in the SPAC Certificate of Incorporation at the date of this deed that provide for SPAC to indemnify each of its directors and officers against any Liability incurred by that person in his or her capacity as a director or officer of SPAC to any person other than a member of the Parent Group; and

(b)	procure that SPAC and Parent comply with any deeds of indemnity, access and insurance made by them in favour of their respective directors and officers from time to time.

12.4	The undertakings contained in clauses 12.2 and 12.3 are subject to any restrictions in applicable Law, and will be read down accordingly.

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12.5	PlayUp receives and holds for the benefit of clause 12.2, to the extent it relates to the other PlayUp Parties, as trustee for them.

12.6	SPAC receives and holds for the benefit of clause 12.3, to the extent it relates to the other SPAC Parties, as trustee for them.

Directors’ and officers’ insurance

12.7	SPAC acknowledges that PlayUp will in respect of PlayUp and all other members of the PlayUp Group and Parent:

(a)	prior to the Effective Date, if required by PlayUp, arrange for the cover currently provided under the directors’ and officers’ insurance policy for PlayUp and all other members of the PlayUp Group (“Policy”) to be extended for a further 12 months and for a directors’ and officers’ insurance policy to be put in place in respect of Parent providing coverage for seven years (“Parent Policy”); and

(b)	by no later than the Implementation Date arrange for the cover provided under the Policy to be amended so as to provide run off cover in accordance with the terms of the Policy for seven years from the end of the term of the Policy, and pay all premiums required so as to ensure that insurance cover is provided under the Policy on those terms until that date.

12.8	PlayUp acknowledges that SPAC will purchase, at or prior to the Effective Date, and Parent shall maintain, or cause to be maintained, in effect for a period of seven years following the Implementation Date, without any lapses in coverage, a “tail policy providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are currently covered by any comparable insurance policies of SPAC in effect as of the date hereof with respect to matters occurring on or prior to the Implementation Date (“SPAC Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as the coverage provided under SPAC’s directors’ and officers’ liability insurance policies in effect as of the date hereof.

12.9	If Parent or any of its successors or assigns (a) shall merge, amalgamate or consolidate with or merge, amalgamate or be liquidated into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation, amalgamation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any person, then in each such case, proper provisions shall be made so that the successors or assigns of Parent shall assume all of the obligations set forth in clause 12.8.

12.10	The SPAC Parties entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this clause 12 are intended to be third-party beneficiaries of this clause 12. This clause 12 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of Parent.

Obligations in relation to directors’ and officers’ insurance

12.11	From the Implementation Date, Parent:

(a)	must not:

(i)	vary or cancel the Policy; or

(ii)	unless required under the Policy, commit any act or omission that may prejudice any claim by a director or officer of PlayUp under the Policy,

as amended to provide for run off cover in accordance with clause 12.10(b);

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(b)	must not:

(i)	vary or cancel the Parent Policy; or

(ii)	unless required under the Parent Policy, commit any act or omission that may prejudice any claim by a director or officer of Parent under the Parent Policy; or

(c)	must not:

(i)	vary or cancel the SPAC Tail Policy; or

(ii)	unless required under the SPAC Tail Policy, commit any act or omission that may prejudice any claim by a director or officer of SPAC under the SPAC Tail Policy.

13	Confidentiality

13.1	PlayUp and the SPAC acknowledge and agree that they continue to be bound by the Confidentiality Agreement after the date of this deed provided that this deed prevails to the extent of any inconsistency. For the avoidance of doubt, the rights and obligations of the parties under the Confidentiality Agreement survive termination of this deed.

14	Notices

Service of notices

14.1	A notice, consent or other communication under this deed (Notice) is only effective if:

(a)	it is in writing, signed by or on behalf of the party giving it; and

(b)	it is directed to the recipient’s address for notices as follows:

PlayUp or Parent
Address:	48 Epsom Road, Zetland NSW 2107 Australia
Email:	Daniel.Simic@playup.com; Ashley.Kerr@playup.com
Attn:	Daniel Simic, Ash Kerr
With a copy to:	DLA Piper
Address:	Level 22, No. 1 Martin Place Sydney NSW Australia 2000
Email:	Elliott.Cheung@dlapiper.com; Joshua.Samek@us.dlapiper.com
Attn:	Elliott Cheung, Josh Samek

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SPAC
Address:	IG Acquisition Corp. 251 Park Avenue South, 8th Floor New York, NY 10010
Email:	goode@ivorygaming.com
Attn:	Christian Goode
With a copy to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP
Address:	1285 Avenue of the Americas New York, NY 10019
Email:	agivertz@paulweiss.com ihazlett@paulweiss.com
Attn:	Adam M. Givertz Ian M. Hazlett

14.2	If a party changes address and fails to notify the other party of this change and the new address, delivery of Notices to a new address, or otherwise brought to the attention of the addressee, are deemed compliance with the notice obligations under this clause 14.1 and 14.2.

Effective on receipt

14.3	A Notice given in accordance with clause 14.1 and 14.2 takes effect when received (or at a later time specified in it), and is taken to be received:

(a)	if hand delivered, on delivery;

(b)	if sent by prepaid post, the third day after the date of posting (or ninth day after posting if sent from one country to another); or

(c)	if sent by email, whichever of the following happens first:

(i)	when the sender receives an automated message confirming delivery; or

(ii)	four hours after the time sent (as recorded on the device from which the email was sent), provided that the sender does not receive an automated message that the email has not been delivered,

but if the delivery or transmission under clause 14.3(a) or 14.3(b) is not on a Business Day or after 5:00pm on a Business Day, the Notice is taken to be received at 9:00am on the Business Day after that delivery, receipt or transmission.

15	General

Amendments

15.1	This deed may only be amended in writing and where such amendment is signed by all the parties.

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Assignments

15.2	None of the rights or obligations of a party under this deed may be assigned or transferred without the prior written consent of the other party.

No partnership or joint venture

15.3	Subject to the terms of this deed, the business of each party will continue to operate independently from the other until the Implementation Date. The parties agree that nothing in this document constitutes the relationship of a partnership or a joint venture between the parties.

Consents and approvals

15.4	Except as otherwise expressly provided in this deed a party may give or withhold its consent to or approval of any matter referred to in this deed in its absolute discretion and may give such consent or approval conditionally or unconditionally. A party that gives its consent to or approval of any matter referred to in this deed is not taken to have made any warranty or representation as to any matter or circumstance connected with the subject matter of that consent or approval.

Costs

15.5	Except as otherwise expressly provided in this deed and the BCA, each party must pay the costs and expenses incurred by it in connection with entering into and performing its obligations under this deed, the Scheme, the BCA, the Deed Poll, the SPAC Deed Poll and the other Transaction Documents in accordance with Section 9.03 of the BCA.

GST

15.6	For the purposes of clauses 15.9 to 15.14:

(a)	GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth);

(b)	a term which has a defined meaning in the GST Act has the same meaning when used in this clause, unless the contrary intention appears; and

(c)	each periodic or progressive component of a supply to which section 156-5(1) of the GST Act applies will be treated as if it were a separate supply.

15.7	Unless this deed expressly states otherwise, all consideration to be provided under this deed is exclusive of GST.

15.8	If GST is payable, or notionally payable, on a supply in connection with this deed, the party providing the consideration for the supply agrees to pay to the supplier an additional amount equal to the amount of GST payable on that supply (GST Amount).

15.9	Subject to the prior receipt of a tax invoice, the GST Amount is payable at the same time as the GST-exclusive consideration for the supply, or the first part of the GST-exclusive consideration for the supply (as the case may be), is payable or is to be provided.

15.10	This clause does not apply to the extent that the consideration for the supply is expressly stated to include GST or the supply is subject to a reverse-charge.

15.11	If an adjustment event arises for a supply made in connection with this deed, the GST Amount must be recalculated to reflect that adjustment. The supplier or the recipient (as the case may be) agrees to make any payments necessary to reflect the adjustment and the supplier agrees to issue an adjustment note.

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15.12	Any payment, indemnity, reimbursement or similar obligation that is required to be made in connection with this deed which is calculated by reference to an amount paid by another party must be reduced by the amount of any input tax credits which the other party (or the representative member of any GST group of which the other party is a member) is entitled. If the reduced payment is consideration for a taxable supply, clause 15.10 will apply to the reduced payment.

No third party beneficiary

15.13	This deed shall be binding on and inure solely to the benefit of each party to it and each of their respective permitted successors and assigns, and nothing in this deed is intended to or shall confer on any other person other than the PlayUp Parties, the Parent Parties and the SPAC Parties, in each case to the extent set forth in clause 12, any third party beneficiary rights.

Entire agreement

15.14	This deed and the other Transaction Documents contain the entire agreement between the parties relating to the Transaction and supersedes all previous agreements, whether oral or in writing, between the parties relating to the Transaction, other than, except as expressly provided otherwise in this deed and the Confidentiality Agreement.

Execution in counterparts

15.15	This deed may be executed in any number of counterparts. All counterparts taken together will be deemed to constitute one document. PDF and electronic signatures are taken to be valid and binding to the same extent as physical signatures.

15.16	A party may sign electronically a soft copy of this deed through an electronic signature or digital platform that indicates on the instrument that a digital signature was applied (including DocuSign and AdobeSign) and bind itself accordingly. This will satisfy any statutory or other requirements for this deed to be in writing and signed by that party. The parties intend that:

(a)	any soft copy so signed will constitute an executed original counterpart, and any print out of the copy with the relevant signatures appearing will also constitute an executed original counterpart; and

(b)	each signatory confirms that their signature appearing in this deed, including any such print-out (irrespective of which party printed it), is their personal signature authenticating it.

Exercise and waiver of rights

15.17	The rights of each party under this deed:

(a)	may be exercised as often as necessary;

(b)	except as otherwise expressly provided by this deed, are cumulative and not exclusive of rights and remedies provided by Law; and

(c)	may be waived only in writing and specifically,

and delay in exercising or non-exercise of any such right is not a waiver of that right.

Further assurance

15.18	Each party undertakes to sign all documents and to do all other acts as are reasonably requested by any other parry to give full effect to this deed.

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No merger

15.19	Each of the obligations, warranties any undertakings set out in this deed (excluding any obligation which is fully performed at the Implementation Date) must continue in force after the Implementation Date.

No reliance

15.20	Except for the representations and warranties made to each party in clause 8, as applicable, each party acknowledges that in agreeing to enter into this deed it has not relied on any express or implied representation, warranty, collateral contract or other assurance made by or on behalf of the other party before the entering into of this deed. To the maximum extent permitted by Law, each party waives all rights and remedies which, but for this clause 15.22 might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance including all rights and remedies under Part 7.10 of the Corporations Act, Part 2 Division 2 of the Australian Securities and Investments Act 2001(Cth), section 18, Schedule 2 (Australian Consumer Law) of the Competition and Consumer Act 2010 (Cth) or any corresponding or equivalent provision of any legislation having effect in any relevant jurisdiction.

Specific Performance

15.21	The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at Law (a) for any material breach of this deed or (b) in the event that any of the material provisions of this document were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent material breaches or threatened material breaches of this document and to specifically enforce the material terms and provisions of this document (this being in addition to any other remedy to which they are entitled under this document or under applicable Law). The parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at Law.

Severability

15.22	The provisions contained in each clause of this deed are enforceable independently of each other clause of this deed and the validity and enforceability of any clause of this deed will not be affected by the invalidity or unenforceability of any other clause.

Governing law and jurisdiction

15.23	This deed is governed by the Laws of New South Wales, Australia. Each party submits to the non-exclusive jurisdiction of courts exercising jurisdiction in New South Wales, Australia and courts of appeal from them in connection with matters concerning this deed. The parties irrevocably waive any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

Serving documents

15.24	Without preventing any other method of service, any document in an action in connection with this deed may be served on a party by being delivered or left at that party’s address for service of notices under clause 14.1 or with its process agent.

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Schedule 1 Indicative Timetable

Event	Date
Enter into Transaction Documents	September 22, 2022
Lodge the Scheme Booklet with ASIC for review and comment	November/December 2022
First Court Date	January/February 2023
Scheme Booklet registered with ASIC	January/February 2023
Despatch Scheme Booklet to PlayUp Shareholders	January/February 2023
Scheme Meeting	March 2023
Second Court Date	March 2023
Effective Date	March 2023
Implementation Date	March 2023

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Schedule 2 Scheme of Arrangement

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Schedule 3 Deed Poll

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Schedule 4 SPAC Deed Poll

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Signature page

Executed as a deed.

Executed by PlayUp Limited ACN 612 529 307 in accordance with s127 of the Corporations Act 2001 (Cth):

/s/ Daniel Simic	/s/ Paul Jeronimo
Signature of director	Signature of director/company secretary

Daniel Simic	Paul Jeronimo
Name of director (print)	Name of director/company secretary (print)

SIGNED AND DELIVERED	/s/ Michael Garrard
for and on behalf of and as the deed of	Signature of attorney

Maple Grove Holdings PLC	MICHAEL GARRARD
by its lawfully appointed attorney	Print name of attorney
in the presence of:

/s/ Mariko Natsukawa
Signature of witness

MARIKO NATSUKAWA
Name of witness

10-23-301, IWAZONO-Cho, Ashiya 659-0013, JAPAN
Address of witness

TEACHER
Occupation of witness

Executed by IG Acquisition Corp.

/s/ Christian Goode
Signature
Name:	Christian Goode
Title:	Chief Executive Officer

[Signature Page to Scheme Implementation Deed]